Exhibit 10.7

733 CONCORD AVENUE

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	April 6, 2015

Tenant:	WaVe Life Sciences USA, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	419 Western Avenue Boston, MA 02135 Attn: Paul B. Bolno and Kyle Moran Email address:

With a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attn: Stuart A. Offner, Esq.

Landlord:	King 733 Concord LLC, a Delaware limited liability company

Building:	733 Concord Avenue, Cambridge, Massachusetts. The Building consists of one and two stories, and contains approximately 44,019 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:	Approximately 30,893 rentable square feet of space in the Building, comprised of an area (“First Floor Premises”) containing approximately 25,911 rentable square feet located on the first (1st)floor of the Building and an area (“Mezzanine Premises”) containing approximately 4,982 rentable square feet located on the mezzanine level of the Building.

The First Floor Premises and the Mezzanine Premises are referred to collectively herein as the “Premises”, and are shown the Lease Plans attached hereto and made a part hereof as Exhibits 1A and Exhibit 1B (the “Lease Plan”).

Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

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Term Commencement Date:	The earlier of:

(i) the date that Tenant first commences to use the Premises, or any portion thereof, for any Permitted Use, or

(ii) the later of: (x) August 15, 2015, or (y) Substantial Completion of Landlord’s Work, as defined in Section 3.2.

The parties estimate that the Term Commencement Date will occur on or about the date (“Estimated Term Commencement Date”) which is five (5) months after the date of execution and delivery of this Lease by both parties. The installation of Tenant’s furniture, fixtures and equipment in the Premises shall not be deemed to be “use of the Premises for any Permitted Use for the purposes of the definition of the Term Commencement Date.

Expiration Date:	The date that is seven (7) years and six (6) months following the Term Commencement Date; except that if the Term Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the date which is seven (7) years and six (6) months following the Term Commencement Date occurs.

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Permitted Uses:	Subject to Legal Requirements (hereinafter defined), the following uses:

Contemplated Uses: General office, research, development and laboratory use, in accordance with applicable Environmental Laws (hereinafter defined), and other ancillary uses related to the foregoing; and

Other Uses: Provided that Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, any other lawfully permitted uses.

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Base Rent:	LEASE YEAR[1]	ANNUAL BASE RENT		MONTHLY PAYMENT

	1	$800,000.00		$66,666.67

	2	$936,000.00		$78,000.00

	3	$1,311,098.92		$109,258.24

	4	$1,350,333.03		$112,527.75

	5	$1,390,802.86		$115,900.24

	6	$1,432,508.41		$119,375.70

	7	$1,475,559.68		$122,954.14

	8	$1,519,626.67	*	$126,635.56

		*annualized

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share is 70.18%.

Security Deposit/ Letter of Credit:	$1,000,000.00, subject to reduction in accordance with Section 7.6.

Event of Default:	A default by Tenant, after the giving of any required notice by Landlord and the expiration of any applicable grace periods, as more particularly set forth in Section 20.1 of the Lease.

Guarantor:	None

EXHIBIT lA	LEASE PLAN OF FIRST FLOOR PREMISES—1ST FLOOR
EXHIBIT 1B	LEASE PLAN OF MEZZANINE PREMISES—MEZZANINE
EXHIBIT 1C	ROOFTOP PREMISES—ROOF
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	WORK LETTER
EXHIBIT 3-1	BASE BUILDING WORK
EXHIBIT 3-2	INITIAL PLAN
EXHIBIT 3-3	EQUIPMENT LIST
EXHIBIT 3-4	LANDLORD/TENANT RESPONSIBILITY MATRIX
EXHIBIT 4	PARKING AREAS
EXHIBIT 5	FORM OF LETTER OF CREDIT
EXHIBIT 6	LANDLORD’S SERVICES
EXHIBIT 7-1	FORM OF CONSENT TO ASSIGNMENT
EXHIBIT 7-2	FORM OF CONSENT TO SUBLEASE
EXHIBIT 8-1	APPROVED TENANT’S HAZARDOUS MATERIALS
EXHIBIT 8-2	ENVIRONMENTAL ASSESSMENT REPORT
EXHIBIT 9	RULES AND REGULATIONS
EXHIBIT 10	TENANT WORK INSURANCE SCHEDULE

[1]	For the purposes of this Lease, the first “Lease Year shall be defined as the period commencing as of the Term Commencement Date and ending on the last day of the month in which the first (1st ) anniversary of the Tenn Commencement Date occurs; provided, however, that if the Term Commencement Date occurs on the first day of a calendar month, then the first Lease Year shall expire on the day immediately preceding the first (1st) anniversary of the Term Commencement Date. Thereafter, “Lease Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

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EXHIBIT 11	FORM OF NOTICE OF LEASE
EXHIBIT 12	RIGHT OF FIRST OFFER
EXHIBIT 13	TENANT’S EXTERIOR SIGNAGE

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TABLE OF CONTENTS

1.		LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS	1
	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Appurtenant Rights	3
	1.4	Tenant’s Access	3
	1.5	Exclusions	4
	1.7	Tenant’s Right of First Offer	5
2.		RIGHTS RESERVED TO LANDLORD	5
	2.1	Additions and Alterations	5
	2.2	Additions to the Property	5
	2.3	Name and Address of Building	6
	2.4	Landlord’s Access	6
	2.5	Pipes, Ducts and Conduits	7
	2.6	Minimize Interference	7
3.		CONDITION OF PREMISES; CONSTRUCTION	7
	3.1	Condition of Premises	7
	3.2	Landlord’s Work	7
	3.3	Tenant’s Remedies in the Event of Delays in Term Commencement Date	9
	3.4	Financing Milestone	10
	3.5	Tenant’s Early Access	11
4.		USE OF PREMISES	11
	4.1	Permitted Uses	11
	4.2	Prohibited Uses	12
	4.3	Chemical Safety Program	12
5.		RENT; ADDITIONAL RENT	13
	5.1	Base Rent	13
	5.2	Operating Costs	13
	5.3	Taxes	17
	5.4	Late Payments	20
	5.5	No Offset; Independent Covenants; Waiver	21
	5.6	Survival	21
6.		intentionally omitted	21
7.		LETTER OF CREDIT/CASH SECURITY DEPOSIT	21
8.		SECURITY INTEREST IN TENANT’S PROPERTY	24
9.		UTILITIES, LANDLORD’S SERVICES	25
10.		MAINTENANCE AND REPAIRS	26
11.		ALTERATIONS AND IMPROVEMENTS BY TENANT	30
	11.1	Landlord’s Consent Required	30
	11.2	After-Hours	31
	11.3	Harmonious Relations	31
	11.4	Liens	31
	11.5	General Requirements	32
12.		SIGNAGE	32
	12.1	Restrictions	32

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	12.2	Façade Signage and Monument Signage	32
13.		ASSIGNMENT, MORTGAGING AND SUBLETTING	33
	13.1	Landlord’s Consent Required	33
	13.2	Landlord’s Recapture Right	34
	13.3	Standard of Consent to Transfer	34
	13.4	Listing Confers no Rights	35
	13.5	35
	13.6	Prohibited Transfers	35
	13.7	Exceptions to Requirement for Consent	35
14.		INSURANCE; INDEMNIFICATION; EXCULPATION	36
	14.1	Tenant’s Insurance	36
	14.2	Tenant Indemnification	37
	14.3	Property of Tenant	38
	14.4	Limitation of Landlord’s Liability for Damage or Injury	38
	14.5	Waiver of Subrogation; Mutual Release	38
	14.6	Tenant’s Acts—Effect on Insurance	39
	14.7	39
15.		CASUALTY; TAKING	39
	15.1	Damage	39
	15.2	Termination Rights	40
	15.3	Rent Abatement	41
	15.4	Taking for Temporary Use	41
	15.5	Disposition of Awards	41
16.		ESTOPPEL CERTIFICATE	41
17.		HAZARDOUS MATERIALS	42
	17.1	Prohibition	42
	17.2	Environmental Laws	43
	17.3	Hazardous Material Defined	43
	17.4	Testing	43
	17.5	Indemnity; Remediation	44
	17.6	Disclosures	45
	17.7	Removal	45
	17.8	Landlord Obligations with respect to Hazardous Materials	45
18.		RULES AND REGULATIONS	47
	18.1	Rules and Regulations	47
	18.2	Energy Conservation	47
	18.3	Recycling	47
19.		LAWS AND PERMITS	47
	19.1	Legal Requirements	47
20.		DEFAULT	49
	20.1	Events of Default	49
	20.2	Remedies	50
	20.3	Damages - Termination	50
	20.4	Landlord’s Self-Help; Fees and Expenses	52
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	52
	20.6	Landlord’s Remedies Not Exclusive	52

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	20.7	No Waiver	52
	20.8	Restrictions on Tenant’s Rights	53
	20.9	Landlord Default	53
21.		SURRENDER; ABANDONED PROPERTY; HOLD-OVER	53
	21.1	Surrender	53
	21.2	Abandoned Property	55
	21.3	Holdover	55
	21.4	Warranties	55
22.		MORTGAGEE RIGHTS	56
	22.1	Subordination	56
	22.2	Notices	56
	22.3	Mortgagee Consent	56
23.		QUIET ENJOYMENT	57
24.		NOTICES	57
25.		MISCELLANEOUS	58
	25.1	Separability	58
	25.2	Captions	58
	25.3	Broker	58
	25.4	Entire Agreement	58
	25.5	Governing Law	59
	25.6	Representation of Authority	59
	25.7	Expenses Incurred by Landlord Upon Tenant Requests	59
	25.8	Survival	59
	25.9	Limitation of Liability	59
	25.10	Binding Effect	60
	25.11	Landlord Obligations upon Transfer	60
	25.12	No Grant of Interest	60
	25.13	Financial Information	60
	25.14	OFAC Certificate	61
	25.15	Confidential Information	61
	25.16	Notice of Lease	62
	25.17	Publicity	63

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THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Term.

(a) Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least fifty percent (50%) of the Premises; and (ii) no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (“Extension Term”), such Extension Term commencing as of the day immediately following the expiration of the Initial Term. Tenant must exercise its option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is nine (9) months prior to the expiration of the Initial Term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended for the Extension Term upon all of the terms and conditions of this Lease, without the need for further act or deed of either party, except that Base Rent during such Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises, and Tenant shall have no further right to extend the Term other than the single Extension Term provided above. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting the Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent payable by Tenant with respect to the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent payable by Tenant with respect to the Extension Term shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the Alewife area of Cambridge, Massachusetts, of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account, including, without limitation, any concessions granted to tenants in the marketplace (such as, without limitation, free rent, free parking, tenant improvement allowances, lease assumptions, and moving and other allowances) and proximity to public transportation. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, then Landlord shall send Tenant a written reminder notice (“Reminder Notice”), specifically referring to this Section 1.2(b) and advising Tenant of the effect of failing to send a timely Tenant’s Response Notice, and if Tenant fails to deliver a Tenant’s Response to Notice to Landlord on or before the date ten (10) days after Tenant receives a Reminder Notice, then Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in Section 1.2(d).

(d) If, pursuant to the provisions of this Section 1.2, a dispute as to fair market rental value is to be submitted to appraisal, then, on or before the date (“Appraiser Designation Date”) twenty (20) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be shared equally by the parties.

1.3 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant and its employees, invitees and licensees, shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common loading docks and the common shipping and receiving area, as shown on Exhibit 1A attached hereto, (ii) common walkways and driveways necessary for access to the Building, and (iii) other areas and facilities designated by Landlord from time to time for the common use of tenants of the Building; and no other appurtenant rights or easements

(b) Parking. During the Term, Landlord shall, subject to the terms hereof make available up to eighty (81) surface parking spaces for Tenant’s exclusive use (“Tenant’s Parking Spaces”) located in the surface parking area serving the Property (“Parking Area”), in the locations shown on Exhibit 4 attached hereto, without any fee or charge (except that costs of maintenance and repair of the parking areas shall be included in Operating Costs). Landlord shall have no obligation to police the use of Tenant’s Parking Spaces or to install any signage or markings identifying Tenant’s Parking Spaces. Tenant may police the use of Tenant’s Parking Spaces, subject to such procedures as are approved by Landlord in advance (which approval shall not be unreasonably withheld, conditioned, or delayed), and Tenant may install markings or signage on Tenant’s Parking Spaces, provided that Tenant obtains Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Handicap parking spaces must be honored.

1.4 Tenant’s Access.

(a) From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, 365 days per year, subject to Legal Requirements (hereinafter defined), Landlord’s reasonable Building security requirements (provided that a copy of such security requirements have been provided to Tenant, the parties hereby acknowledging that Landlord has the right, from time to time, to revise such security requirements, on a reasonable basis), causes beyond Landlord’s reasonable control, the Rules and Regulations, the terms of this Lease and matters of record as of the Execution Date. Tenant shall have the right to install a security system pertaining to the Premises (the “Security System”), provided that: (i) any work performed by Tenant in installing such system shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11 hereof), and (ii) Tenant shall provide to Landlord card keys to allow Landlord to access the Premises, subject to, and in accordance with, the provisions of this Lease.

(b) With Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant shall, subject to the provisions of this Section 1.4(b), have the right to access the Premises from and after the date that is fifteen (15) days prior to the Term Commencement Date, for purposes reasonably related to the planning, design and installation of the Tenant’s Property (including, without limitation, Tenant’s furniture, fixtures and telecommunications and other equipment), provided that such entry: (i) shall only be permitted so long as Tenant does not interfere (other than in a de minimis manner) with the performance of Landlord’s Work, (ii) shall be at Tenant’s sole risk, except, subject to Section 14.5, to the extent of damage to property or injury to persons caused by the negligence or willful misconduct of the Landlord Parties (hereinafter defined), and (iii) may only be made in accordance with, and subject to, the provisions of the Lease (including, without limitation, Section 11), except that Tenant shall have no obligation to pay Base Rent, Operating Expenses or Taxes during such entry. In the event that Tenant makes such early entry into the Premises, Tenant shall take necessary reasonable measures to ensure that Tenant’s contractors cooperate in all commercially reasonable ways with Landlord’s contractors to avoid any delay in either Landlord’s Work or any conflict with the performance of Landlord’s Work, Tenant acknowledging that in the case of conflict, the performance of Landlord’s Work shall have priority. Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims (hereinafter defined) for injury to persons or damage to property to the extent resulting from or relating to Tenant’s access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.4(b), except to the extent such injury or damage is caused by the negligence or willful misconduct of any of the Landlord Parties. Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.5 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas and any sinks located therein, and any space in or adjacent to the Premises used exclusively by parties other than the Tenant Parties for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

1.6 Rooftop Use. During the Term, Tenant shall have the right, at no cost to Tenant (except that costs of maintenance and repair of the Rooftop Premises shall be included in Operating Costs) to use a portion of the Rooftop Premises of the Building in the location shown on Exhibit 1C (the “Rooftop Premises”) for the installation of certain equipment approved by Landlord (which approval shall not be unreasonably withheld) and purchased and installed by or for Tenant in accordance with the terms of this Lease (any equipment installed by or for Tenant within the Rooftop Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Premises Equipment”). Landlord’s approval of such equipment shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment (i) does not interfere with any base building equipment operated by Landlord on the roof; (ii) will not affect the structural integrity of the Building or impact the roof or the roof membrane in any manner; (iii) shall be adequately screened so as to minimize the visibility of such equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements and Landlord’s specified maximum decibel levels for equipment operations. Tenant shall not install or operate Tenant’s Rooftop Premises Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Premises Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Premises or to Tenant’s Rooftop Premises Equipment. Notwithstanding the foregoing, Tenant may cause such services to be provided to the Rooftop Premises and/or any Tenant’s Rooftop Premises Equipment subject to the provisions hereof (including, without limitation, the provisions of Section 11 of the Lease). Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Premises. Equipment and the cost of repairing any damage to the Building (except to the extent, subject to Section 14.5, that such damage is caused by the negligence or willful misconduct of any of the Landlord Parties), or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Premises Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Tenant’s Rooftop Premises Equipment. In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of Tenant’s Rooftop Premises Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Rooftop Premises Equipment to occur after normal business hours (hereinafter defined).

1.7 Tenant’s Right of First Offer. See Exhibit 10.

2. RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, but upon prior written notice to Tenant (except that: (i) email notice shall be sufficient for the purposes of this Section 2.1, and (ii) no prior notice shall be required in an emergency) to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property.

(a) Landlord may at any time or from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that, in connection with the exercise of the foregoing reserved rights: (i) Landlord shall have no right to relocate Tenant’s Parking Spaces (except to the extent required by applicable Legal Requirements, (ii) there shall be material adverse affect on Tenant’s use of, or access to, the Common Areas or the Premises, and (iii) there shall be no material increase in Tenant’s obligations or material interference with, or material reduction to, Tenant’s rights under this Lease.

(b) In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will, upon prior written notice to Tenant (except that: (i) email notice shall be sufficient for the purposes of this Section 2.2(b), and (ii) no prior notice shall be required in an emergency) afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the building from injury, and to protect the building by proper securing of foundations.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time: (i) at Landlord’s election, to change the name of the Building and/or the Property, and (ii) if required by governmental authorities, to change the address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof and compensates Tenant for its reasonable, out-of-pocket costs of implementing such changes (e.g., replacement of letterhead and business cards). Notwithstanding the foregoing, in no event shall the name of the Building be changed, during the Term of this Lease, to be the name of another tenant of the Building.

2.4 Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon reasonable advance written notice (Tenant hereby agreeing that email notice of at least 48 hours, (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection as permitted pursuant to the provisions of this Lease or as necessary in order to enable Landlord to perform its obligations under this Lease, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities, including the American with Disabilities Act (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through the Premises all necessary materials, tools and equipment); and (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance, notice of at least 48 hours, to show the Premises during normal business hours (i.e., Monday – Friday, 8 A.M. – 6 P.M., Saturday, 8 A.M. – 1 P.M., excluding “Building Holidays” (i.e., New

Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day)) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants, and (c) for the purposes set forth in Section 17. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least 48 hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only (except in emergencies) if accompanied by representatives of Landlord and Tenant and otherwise subject to the terms and conditions of Section 2.6. Notwithstanding anything to the contrary herein contained, if Landlord gives timely proper notice of its intent to access the Premises, as permitted hereunder, and Landlord’s access is precluded by either Tenant’s failure to make a Tenant representative available to permit such access or by reason of other provisions of this Section 2.4, then Landlord shall be temporarily relieved of responsibility to perform its obligations under the Lease only to the extent and for the period of time that Landlord is prevented from performing such obligations by reason of Landlord’s lack of access to the Premises, or any portion thereof.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof and use and enjoyment of the Premises for Tenant’s Permitted Uses.

2.6 Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3. CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Except for Landlord’s obligation to perform Landlord’s Work (hereinafter defined), any warranties or representations made by Landlord which are expressly set forth in this Lease, Landlord’s repair and maintenance obligations hereunder , Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2 Landlord’s Work.

(a) Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, Casualty or other causes reasonably beyond Landlord’s control (collectively “Landlord’s Force Majeure”) and subject to any Tenant Delay, Landlord, at Landlord’s sole cost and expense, shall perform the work (“Landlord’s Work”) in order to prepare the Premises for Tenant’s occupancy in accordance Exhibit 3 attached hereto. Landlord shall use diligent efforts to substantially complete Landlord’s Work by the Estimated Term Commencement Date. However, except to the extent that such failure constitutes a delay in the occurrence of the Term Commencement Date (as provided in the definition of the Term Commencement Date), and, except for Tenant’s remedies set forth in Section 3.3: (i) Tenant’s sole remedies shall be a delay in the Term Commencement Date, (ii) except as expressly set forth in this Lease, Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Work, and (iii) no delay in Landlord’s Work shall have any effect on the parties rights or obligations under this Lease.

(b) Definitions.

(i) “Tenant Delay” shall mean any act or omission by Tenant and/or Tenant’s agents, employees or contractors (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ii) “Substantially complete” or “Substantial Completion,” when referring to Landlord’s Work, shall mean that: (1) Landlord’s Work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the Premises, (2) the Premises (provided that Tenant complies with the restrictions on Tenant’s use of the Mezzanine Premises, as set forth in Section 4.1 hereof) and those portions of the common areas of the Building which affect Tenant’s occupancy are in conformance with all applicable building codes, permits, laws and regulations, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, will be in good working condition and repair, (4) Landlord has delivered to Tenant a certificate of substantial completion from Landlord’s architect stating that Landlord’s Work is substantially complete, and (5) such evidence as is customarily provided by the City of Cambridge to evidence its acceptance of Landlord’s Work and Tenant’s right to lawfully occupy the Premises (e.g., sign-offs on the Building permit by all applicable City of Cambridge departments or a certificate of occupancy, which may be a temporary certificate of occupancy) has been provided by the City of Cambridge. No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs. Notwithstanding anything to the contrary herein contained, in the event that Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of Landlord’s Work, but for such Tenant Delay.

(iii) Punchlist. Promptly following substantial completion of Landlord’s Work, Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of Landlord’s Work, of outstanding items (the “Punchlist Items”). Promptly after substantial completion of Landlord’s Work, Landlord and Tenant shall jointly inspect the Premises. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.

(c) Warranty Regarding Quality of Landlord’s Work. Subject to the terms of this Section 3.2(c), Landlord warrants that: (i) the materials and workmanship comprising Landlord’s Work will comply with Legal Requirements (provided that Tenant complies with the restrictions on Tenant’s use of the Mezzanine Premises, as set forth in Section 4.1 hereof), and (ii) (ii) the materials and workmanship comprising Landlord’s Work be free from defects or deficiencies, and (iii) the HVAC system serving the Premises (“Premises HVAC System”) will comply with Legal Requirements and be free from defects or deficiencies (“Warranty Regarding Landlord’s Work”). Any portion of Landlord’s Work or the Premises HVAC System not conforming to the previous sentence may be considered defective. The Warranty Regarding Landlord’s Work excludes remedy for damage caused by abuse by any of the Tenant Parties or modifications not made by Landlord or any Landlord Parties or improper or insufficient maintenance by Tenant, it being understood and agreed that normal wear and tear and normal usage are not deemed defects or deficiencies. Landlord agrees that it shall, without cost to Tenant, correct any portion of Landlord’s Work which is found to be defective promptly following the date that Tenant gives Landlord written notice (a “Defect Notice”) of such defective condition, provided that the Defect Notice is delivered to Landlord on or before the date (the “Warranty Expiration Date”) that is three hundred sixty (360) days following the substantial completion of the applicable phase of Landlord’s Work, time being of the essence, it being understood and agreed that there shall be a separate Warranty Expiration Date for each phase of Landlord’s Work. The cost of repairing such defective work shall not be included in Operating Costs. Landlord’s obligations under this Section 3.2(c) shall expire on the Warranty Expiration Date and be of no further force and effect except with respect to any defects or deficiencies in Landlord’s Work disclosed in any Defect Notice delivered before the Warranty Expiration Date. In addition to and notwithstanding the foregoing, Landlord hereby agrees to use reasonable efforts to enforce its warranties against any contractor performing any portion of Landlord’s Work.

(d) Tenant’s Sole Remedies. The remedies set forth under Section 3.2(c) above set forth Tenant’s sole remedies, both at law and in equity with respect to any breach of the Warranty Regarding Landlord’s Work; provided however, that nothing in Section 3.2 shall be deemed to limit Landlord’s obligations for maintenance and repair in accordance with Section 10.2 of the Lease.

3.3 Tenant’s Remedies in the Event of Delays in Term Commencement Date.

(a) Rent Credit in Connection with a Delay in Term Commencement Date.

(i) Initial Rent Credit Date. If the Term Commencement Date occurs between the Initial Rent Credit Date (defined below) and the Second Rent Credit Date (defined below), inclusive, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Term Commencement Date equal to one (1) day of Base Rent for each day between the Initial Rent Credit Date and the date of Substantial Completion of Landlord’s Work.

(ii) Second Rent Credit Date. If the date of Substantial Completion of Landlord’s Work occurs after the Second Rent Credit Date, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Term Commencement Date equal to the sum of: (x) thirty (30) days of Base Rent, plus (y) two days of Base Rent for each day between the Second Rent Credit Date and the date of Substantial Completion of Landlord’s Work.

(iii) Definitions. The “Initial Rent Credit Date” shall mean the date thirty (30) days after the Estimated Term Commencement Date, provided, however, that the Initial Rent Credit Date shall be extended by the lesser of: (x) ninety (90) days, or (y) the length of any delays in Landlord’s Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2) occurring prior to the Initial Rent Credit Date. The “Second Rent Credit Date” shall mean sixty (60) days after the Estimated Term Commencement Date, provided, however, that the Second Rent Credit Date shall be extended by the lesser of: (x) ninety (90) days, or (y) the length of any delays in Landlord Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2) occurring prior to the Second Rent Credit Date.

(b) Termination Right. If the Term Commencement Date has not occurred on or before the Outside Termination Date, as hereinafter defined, then Tenant shall have the right to terminate the Lease, which shall be exercisable by a written thirty (30) day termination notice given on or after the Outside Termination Date but before the date that the Term Commencement Date occurs,. If the Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect. If the Term Commencement Date does not occur on or before such thirtieth (30th) day, this Lease shall terminate and shall be of no further force or effect, and, except for provisions of the lease which are intended to survive termination of the Lease (e.g. indemnification provisions), neither party shall have any further obligation to the other party. For the purposes hereof, the “Outside Termination Date” shall be defined as four (4) months after the Estimated Term Commencement Date, provided however, that the Outside Date shall be extended by the lesser of: (x) ninety (90) days, or (y) the length of any delays in Landlord Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2).

3.4 Financing Milestone.

(a) Definitions. For the purposes hereof:

(1) Financing Milestone. Landlord shall deemed to have achieved the “Financing Milestone” if Landlord closes a first mortgage loan in the amount of at least twelve ($12,000,000.00) Dollars.

(2) Outside Financing Date. The “Outside Financing Date” is the date fifty (50) days after the Execution Date.

(a) If Landlord does not achieve the Financing Milestone on or before the Outside Financing Date, then Tenant shall have the right, after the Outside Financing Date but on or before the date thirty (30) days after the Outside Financing Date, to give written notice to Landlord (“Financing Termination Notice”) terminating the Lease. If the Financing Milestone is not achieved on or before the date ten (10) days after Landlord receives the Financing Termination Notice, then Landlord shall promptly return the Letter of Credit to Tenant, this Lease shall terminate, and, except for provisions of the lease which are intended to survive termination of the Lease (e.g. indemnification provisions), neither party shall have any further obligation to the other party. If the Financing Milestone occurs on or before the date ten (10) days after Landlord receives the Financing Termination Notice, then the Financing Termination Notice shall be void and without force or effect, and Tenant shall have no right to terminate the Lease pursuant to this Section 3.4.

3.5 Tenant’s Early Access.

Except as otherwise provided in this Section 3.5, Tenant shall not be permitted to take possession of or enter the Premises prior to the Term Commencement Date without Landlord’s permission. If Tenant takes possession of or enters the Premises before the Term Commencement Date, Tenant shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services requested by Tenant (e.g., after hours HVAC service), Tenant shall not be required to pay Rent for any entry or possession before the Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Landlord hereby agrees that Tenant has the right to enter the Premises fifteen (15) days prior to the Term Commencement Date, during normal business hours and without payment of Annual Base Rent, Tenant’s Share of Operating Costs, or Tenant’s Share of Taxes, to install its phone, data, and furniture systems in compliance with the terms of this Lease. Tenant shall perform any such work in such a manner as not to interfere, in other than a de minimus manner, with or delay the completion of the Landlord Work (defined in Exhibit C). Any such interference or delay shall constitute a Tenant Delay. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.

4. USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements. Tenant acknowledges that the Mezzanine Premises will only be accessible by staircase. Therefore, Tenant covenants and agrees that it will not use the Mezzanine Premises for any use which would cause the Mezzanine Premises to be in violation of the Americans with Disabilities Act or any other law, ordinance or regulation controlling or relating to access to the Mezzanine Premises.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) materially impair the appearance or reputation of the Building; (b) materially impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion material discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with: (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; or (vi) except for any disclosures required by applicable law or stock exchange rule, use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent.

4.3 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program pertaining to the Building and (b) this Section. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank serving the Premises. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of applicable laws or (z) that would interfere with the proper functioning of any such acid neutralization tank.

5. RENT; ADDITIONAL RENT

5.1 Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Fixed Term Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all actual costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Property manager, however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee and other administrative costs paid to Landlord’s property manager (not to exceed four percent (4%) of gross income of the Building), a commercially reasonable rental factor of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity; the cost of the Common Area dumpster service. The cost of capital items shall, for the purposes of including the cost of such items in Operating Costs shall, in accordance with Section 5.2(g), be: (i) amortized over the useful life of such improvements (“Amortization Period”), except that the Amortization Period for the purposes of determining the Replacement Cost for Major HVAC Component (as defined in Section 10.1A) shall be the three and one-half year period commencing as of the date that Landlord completes the replacement of the Major HVAC Component in question, and (ii) subject to Section 5.2(b) below, included in Operating Costs. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) “Excluded Costs” shall be defined as (i) any ground rent, or any mortgage charges (including interest, principal, points and fees); (ii) leasing fees, brokerage commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building; (iii) salaries of executives and owners not directly employed in the management/operation of the Property and salaries and other compensation of employees, officers, executives or administrative personnel of Landlord above the position of building manager; (iv) the cost of work done by Landlord for a particular tenant, and the cost of work or services performed for any facility other than the Building or the Property; (v) the cost of items incurred by Landlord performing maintenance, repair, or replacement of the structure elements of the Building, including the structural portions of the roof (the parties expressly agreeing that costs relating to the maintenance, repair or replacement of the roof membrane shall not be deemed to be excluded from Operating Costs pursuant to the provisions of this clause (v)), structural columns, floor slab and exterior walls; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building, or any part thereof; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) advertising, promotional or marketing expenses for the Building; (xiii) the cost of repairs incurred by reason of fire or other casualty or condemnation in excess of costs which are included in any commercially reasonable deductible carried by Landlord under its casualty insurance policy (the parties hereby acknowledging that, as of the Execution Date, $10,000 is a commercially reasonable deductible), and the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise (provided that the foregoing shall not apply to payments by any tenant of the Building on account of such tenants’ share of Operating Cost and Tax pass-through or escalation over base-year provisions under their leases), and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xv) accrual or replacement of reserves for future repair or replacement costs; (xvi) any legal expenses arising out of any misconduct or negligence of Landlord or any person for which Landlord is responsible or arising out of dealings between any principals constituting Landlord or arising out of any leasing, sale, syndication, or financing of the Building or the Property or any part thereof or arising out of disputes with tenants, other occupants, or prospective tenants or occupants or out of the construction of the improvements on the Property; (xvii) cost and expense of Landlord’s Work; (xviii) any amounts paid by Landlord for which reimbursement is made from any source, including without limitation any cost recovered under any warranty, guaranty or insurance policy maintained or held by Landlord (provided that the foregoing shall not apply to payments by any tenant of the Building on account of such tenants’ share of Operating Cost and Tax pass-through or escalation over base-year provisions under their leases); (xix) any cost representing an amount paid for services or materials to a related person or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person or entity (provided however, that the provisions of this clause (xix) shall not apply to or limit management or administrative fees, which for the avoidance of doubt shall be included in Operating Costs only to the extent as provided in Section 5.2(a) above); (xx) costs of any cleanup, containment, abatement, removal or remediation of asbestos or other substances regulated by applicable law, rule, regulation or ordinance and detrimental to the environment or to the health of occupants of the Property, including without limitation Hazardous Materials (as hereinafter defined); (xxi) any increase in the cost of insurance attributable to the particular activities of any tenant which increases the cost of any fire, extended coverage or any other insurance policy covering all or any portion of the Property; (xxii) the cost of acquisition of any sculpture, paintings or other objects of art; and (xxiii) any capital expenditures except those (“Permitted Capital Expenditures”) which either: (a) are required by Legal Requirements which first become effective and applicable to the Property after the Commencement Date, (b) are reasonably projected by Landlord to achieve savings in Operating Expenses (i.e., taking into account the Annual Charge-Off included in Operating Expenses as the result of the capital expenditure in question, or (c) which constitute Replacement Cost for Major HVAC Components, as defined in Section 10.1A.

(c) Payment of Operating Costs. Commencing as of the Term Commencement Date and, subject to the last sentence of this Section 5.2(c), continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year. As of the Execution Date, the Property’s fiscal year is January 1 — December 31. Notwithstanding the foregoing, Operating Costs shall not include any cost of any Building repairs or replacements performed by Landlord during the ninety (90) day period commencing as of the Term Commencement Date, unless Tenant or any Tenant party is responsible for the cause of such repairs or replacements.

(d) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, Tenant may credit the difference against the next installment(s) of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(e) Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(f) Gross-Up. If, during any fiscal year, less than 100% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 100% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(g) Capital Expenditures.

1. Annual Charge-Off. “Annual Charge-Off’ shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a level payment direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. However, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating costs including, without limitation, energy-related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such capital expenditure computed as aforesaid, then and in such event, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the capital item in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with such payments being applied first to interest and the balance to principal.

2. Useful Life. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item

3. Capital Interest Rate. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(h) Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Term Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within two hundred forty (240) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If, after such inspection or audit is made, it is finally determined or agreed that that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If, after such inspection or audit is made, it is finally determined or agreed that there was an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection: (A) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (B) which refuses to execute a commercially reasonable confidentiality agreement, whereby it shall agree to maintain the results of such audit or inspection confidential, but subject to commercially reasonable exceptions to such confidentiality. Nothing in the foregoing shall preclude Tenant or its auditor from disclosing any audit or inspection results to third parties, to the extent: (i) required by Legal Requirements, court order, order of governmental authority or pursuant to any requirements or rules of any stock exchange listing, or (ii) in litigation or other dispute resolution proceedings between Landlord and Tenant. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any mandatory community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment of such special assessment (plus any interest payable thereon) required to be paid during such year had Landlord elected to have such special assessment paid over the maximum period of time permitted by law. Except as provided in the preceding sentence, all references to Taxes “for” a particular year shall be deemed to refer to Taxes levied or assessed with respect to such year without regard to when such taxes are paid or payable. Taxes shall be adjusted to take into account any abatement or refund thereof paid to the Landlord by the taxing authorities in accordance with Sections 5.3(e) and 5.3(f) below. The following are specifically excluded from taxes: penalties or interest or other charges for late payments of taxes, any income, personal property, excess profits, gross receipts, margin, estate, single business, inheritance, succession, transfer, gift, franchise, corporate, capital tax or assessment levied or assessed against Landlord or real property taxes and assessments applicable to any undeveloped portion of the Building being held for future development or any connection, capacity, turn-on, impact or any initial construction of or the initial construction of or to the Building; provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord. The Landlord shall pay, or cause to be paid, before the same become delinquent, all Taxes. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, as defined in Section 2.2, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Commencing as of the Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Taxes relating to or allocable to the Building and Tenant’s Share of Taxes relating to or allocable to the Land. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. Landlord shall provide Tenant with a copy of each Tax bill received by Landlord within ten (10) days after Landlord’s receipt of such Tax bill; provided however, that in no event shall Landlord’s failure to timely deliver any Tax bill de deemed to be a default by Landlord in its obligations hereunder or be considered to be a waiver of Landlord’s right to receive payment from Tenant of Tenant’s Share of the Taxes imposed pursuant to such Tax bill. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable out of pocket and documented legal fees and for other reasonable expenses incurred in obtaining the Tax refund

(e) Abatement Process. If Tenant is then leasing space in the Building containing at least fifty (50%) percent of the rentable area of the Building so request in writing by written notice to Landlord at least ten (10) business days prior to the last day for applying for an abatement of Taxes payable by Landlord with respect to any fiscal year, then either: (i) Landlord shall (unless Landlord has previously applied for abatement with respect such fiscal year) apply for, and diligently prosecute, an abatement of Taxes for such fiscal year, or (ii) Landlord shall permit Tenant, at its sole expense, to apply for an abatement of Taxes for such fiscal year. If Landlord elects to allow Tenant to apply for an abatement of Taxes for a fiscal year, then:

(i) Landlord agrees to cooperate with the Tenant, in such manner as Tenant may reasonably request, but at no expense to Landlord, including Landlord’s agreement to sign all necessary instruments in connection with such application or appeal, provided Landlord deems the same appropriate in its reasonable discretion.

(ii) Upon the request of Tenant, and if required to preserve the right to challenge such Taxes, Landlord will pay all Taxes under protest or in such other manner as will preserve the right to challenge such Taxes.

(iii) It shall be a condition to the right of Tenant to apply for an abatement with respect to any fiscal year, that Tenant has paid its respective shares of all Taxes due for such fiscal year.

(f) Landlord will reimburse Tenant for its respective share of any refund of Taxes received as a result of any tax contest minus their respective share of expenses incurred by Landlord in order to obtain the refund.

(g) Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid within five (5) business days after the same is due shall bear interest for each month or fraction thereof from the due date until paid in full at the rate of ten (10%) percent per annum, or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Lease Interest Rate”).

(b) Additionally, if Tenant fails to make any payment within five (5) business days after the due date therefor, Landlord may charge Tenant a fee (“Late Fee”), which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) for each such late payment. Notwithstanding the foregoing, Landlord agrees that no Late Fee shall be due with respect to any payment due from Tenant during any calendar year, unless an Initial Late Fee Event has previously occurred during such twelve (12) month period. An “Initial Late Fee Event” shall mean any failure by Tenant to make a payment when due, which failure is not cured on or before the date five (5) business days after Landlord gives Tenant written notice that such payment is past due. Landlord agrees to waive the Late Fee with respect to the Initial Late Fee Event which occurs in any calendar year.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlords processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.5 OF THE LEASE), AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. INTENTIONALLY OMITTED.

7. LETTER OF CREDIT/CASH SECURITY DEPOSIT

7.1 Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver either (i) cash in the amount (the “Security Amount”) specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall be (a) in the amount (the “Security Amount”) specified in the Lease Summary Sheet, (b) substantially in the form attached hereto as Exhibit 5; (c) issued by a bank with a rating of A or better and otherwise reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts; and (d) for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term.

In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds (after applying the amount drawn to cure Tenant’s default and/or to Landlord’s damages arising therefrom) shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Upon delivery of such replacement Letter of Credit, Landlord shall return to Tenant the balance of any Letter of Credit cash proceeds that are being held in accordance with Section 7.5 below. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below. Landlord shall pay the fee charged by the issuer of the Letter of Credit in connection with any such transfer, provided, however, in connection with the first such transfer, Tenant shall pay to Landlord, as additional rent, an amount equal to such fee charged by the issuer, which payment shall be made within thirty (30) days after demand therefor.

7.4 Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5 Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6 Reductions in the Amount of Letter of Credit.

(a) If Tenant satisfies the Base Security Reduction Conditions, as hereinafter defined, then the Security Amount shall be reduced to $800,000 as of the Base Security Reduction Date, as hereinafter defined occurs. If, in addition to satisfying the Base Security Reduction Conditions, Tenant also satisfies the applicable Maximum Security Reduction Conditions, as hereinafter defined, then: (i) the Security Amount shall be reduced to $650,000 as of the third anniversary of the Term Commencement Date (“Second Reduction”), and (ii) the Security Amount shall be further reduced to $500,000 as of the fourth anniversary of the Term Commencement Date (“Third Reduction”). In no event shall the Security Amount be reduced below $500,000. The Base Security Reduction Date and the third and fourth anniversaries of the Term Commencement Date are referred to collectively herein as “Reduction Dates”.

(b) Reduction Conditions:

(i) The “Base Security Reduction Conditions” shall be deemed to be satisfied by Tenant, if all of the following occur: (x) Tenant is in full compliance with Tenant’s obligations under the Lease as of Base Security Reduction Date, as hereinafter defined, (y) there has been no monetary or material non-monetary Event of Default by Tenant prior to the Base Security Reduction Date, and (z) Tenant delivers to Landlord evidence, reasonably satisfactory to Landlord, that Tenant has received an aggregate Equity Infusion, as hereinafter defined during the period commencing as of the Execution Date of this Lease and expiring as of the second anniversary of the Term Commencement Date of not less than $50,000,000. The date that Tenant first satisfies all of the Base Security Reduction Conditions is referred to herein as the “Base Security Reduction Date”.

(ii) The “Maximum Security Reduction Conditions” shall be deemed to be satisfied by Tenant for the purposes of achieving the Second Reduction, if all of the following occur: (x) Tenant is in full compliance with Tenant’s obligations under the Lease as of the third anniversary of the Term Commencement Date, (y) there has been no monetary or material non-monetary Event of Default by Tenant prior to the third anniversary of the Term Commencement Date, and (z) Tenant delivers to Landlord evidence, reasonably satisfactory to Landlord, that the aggregate amount of Equity Infusion and Net Revenue, as hereinafter defined, received by Tenant during the period commencing as of the Execution Date of this Lease and expiring as of the second anniversary of the Term Commencement Date of not less than $150,000,000.

(iii) The “Maximum Security Reduction Conditions” shall be deemed to be satisfied by Tenant for the purposes of achieving the Third Reduction, if all of the following occur: (x) Tenant is in full compliance with Tenant’s obligations under the Lease as of the fourth anniversary of the Term Commencement Date, (y) there has been no monetary or material non-monetary Event of Default by Tenant prior to the fourth anniversary of the Term Commencement Date, and (z) the aggregate amount of Equity Infusion and Net Revenue, as hereinafter defined, received by Tenant during the period commencing as of the Execution Date of this Lease and expiring as of the second anniversary of the Term Commencement Date of not less than $150,000,000.

(iv) “Equity Infusion” shall be defined as defined as the sale of treasury stock or other equity interests directly in the Tenant entity itself which are owned by the Tenant entity so that, as the Tenant entity itself receives the proceeds of such sale and are considered to be assets of Tenant.

(v) “Net Revenue” shall be defined, for any period, as the gross income received by Tenant from the sale of goods and services during such period, net of all costs incurred by Tenant in operating its business during such period.

(c) If Landlord declines to reduce the Security Amount as of a Reduction Date as the result of Tenant’s failure to satisfy any applicable Reduction Condition, but Tenant subsequently satisfies all necessary Reduction Conditions after the applicable Reduction Date, then the Security Amount shall, on the date that Tenant satisfies all necessary Reduction Conditions applicable to such Reduction Date, be reduced to the reduced Security Amount applicable to the Reduction Date in question.

(d) Any such reduction in the Security Amount shall be effected within ten (10) business days of Tenant’s written request made after the applicable Reduction Date. If Landlord is then holding a Letter(s) of Credit rather than a cash security deposit, the reduction in the Security Amount may be effected by either, at Tenant’s election, Tenant’s delivering to Landlord: (i) a new Letter of Credit complying with the provisions of this Section 7, in the applicable reduced Security Amount in exchange for the Letter of Credit which is then being held by Landlord; or (ii) an amendment to the Letter of Credit then being held by Landlord, in a form reasonably satisfactory to Landlord, from the bank issuing such Letter of Credit, reflecting the applicable Security Amount.

7.7 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within forty-five (45) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8. SECURITY INTEREST IN TENANT’S PROPERTY.

Intentionally Omitted.

9. UTILITIES, LANDLORD’S SERVICES

9.1 Electricity and Water/Sewer. Landlord shall contract with the utility companies providing electricity and water/sewer service to the Building to obtain such service for the Premises. Landlord represents to Tenant that the electrical capacity available to the Premises will be sufficient to support the equipment described on Exhibit 3-3. Commencing on the Commencement Date, Tenant shall pay all charges for electricity and water/sewer services furnished to the Premises, as Additional Rent, as measured by applicable sub-metering equipment, in accordance with Section 9.2. Landlord shall, as an Operating Cost, maintain and keep in good order, condition and repair such metering equipment.

9.2 Billing Procedures. Tenant shall reimburse Landlord for the entire cost of such electric current and water/sewer consumed in the Premises, as follows:

(a)	Commencing as of the Commencement Date and continuing until the procedures set forth in Section 9.2(b) are effected, Tenant shall pay to Landlord at the same time and in the same manner that it pays its monthly payments of Base Rent hereunder, estimated payments (i.e., based upon Landlord’s reasonable estimates) on account of Tenant’s obligation to reimburse Landlord for electricity and water/sewer services consumed in the Premises.

(b)	Periodically after the Commencement Date (but at last once every 12 months), Landlord shall determine the actual cost of electricity and water/sewer services consumed by Tenant in the Premises (i.e. by reading the applicable sub-meter and by applying the applicable rate which shall not exceed the retail rate which would have been payable by Tenant had Tenant obtained such services directly from the utility company providing electric current and water/sewer to Landlord. If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity and/or water/sewer services consumed in the Premises during such period, Tenant shall pay the difference to Landlord when billed therefor. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity and/or water/sewer services consumed in the Premises during such period, Tenant may credit the difference against its next installment of rental or other charges due hereunder.

(c)	After each adjustment, as set forth in Section 9.2(b) above, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity and/or water/sewer services in the Premises (as applicable) shall be adjusted based upon the actual cost of electricity and/or water/sewer services consumed during the immediately preceding period.

9.3 Gas. Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on applicable metering equipment. Landlord shall, as an Operating Cost, maintain and keep in good order, condition and repair the metering equipment used to measure gas furnished to the Premises and any equipment exclusively serving the same. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.4 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5 Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.5 below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6 Utility Connections. Landlord shall make electricity, water and natural gas connections available to the Premises prior to the Commencement Date and thereafter throughout the Term.

9.7 Trash. Landlord shall make available to Tenant an area on the Property in which Tenant shall locate a trash receptacle (“Tenant’s Trash Receptacle”) approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed). Throughout the Term, Tenant shall, at its sole cost and expense: (i) keep any garbage, trash, rubbish and refuse (collectively, “Trash”) in vermin-proof containers within the interior of the Premises until removed; and (ii) deposit such Trash on a daily basis, in receptacles (e.g., dumpsters or compactors) designated by Landlord. Landlord shall furnish (or authorize others to furnish) a service for the removal of Trash from receptacles designated by Landlord, the costs of which shall be allocated among the tenants using such receptacle. In no event shall Tenant place any Hazardous Materials in such designated receptacles.

9.8 Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof.

10. MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and lighting therein, electrical equipment wiring, doors, non structural walls, windows and floor coverings, reasonable wear and tear and damage by Casualty and Taking, and damage caused by Landlord, or Landlord’s agents, employees, or contractors excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, life-safety, sanitary, heating and air conditioning (subject, however, to Section 10.1A below), plumbing (other than water and sewer service), security or other systems and of all equipment and appliances located within and/or exclusively serving the Premises. Commencing as of the Commencement Date and continuing thereafter throughout the Term of the Lease, Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment servicing the Premises (“Premises HVAC Equipment”). Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval (Landlord hereby agreeing that, as of the Execution Date, Landlord has approved Environmental Systems Incorporated to perform maintenance services for Tenant with respect to the Premises HVAC Equipment). Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.1A Maintenance of Premises HVAC Equipment. The parties acknowledge that, as of the Commencement Date, the Premises HVAC Equipment will consist of three (3) pieces of mechanical equipment: a McQuay unit, an Aaon unit, and a Carrier unit (each an “HVAC Unit”). Notwithstanding the provisions of Section 10.1, the following shall set forth the obligations of the parties with respect to the maintenance, repair, and replacement of the Premises HVAC Equipment:

(i) First Year of Term. During the one year period commencing as of the Commencement Date, Landlord shall be responsible for all repairs and replacements (but not ordinary maintenance of the Premises HVAC Equipment, which shall be the responsibility of Tenant in accordance with Section 10.1) which are required in order to keep the Premises HVAC Equipment in good working order, except to the extent that the same are required by reason of the negligence, willful misconduct or fault of Tenant or any Tenant Party, or as the result of fire, other casualty or taking. No costs incurred by Landlord pursuant to this Section 10.1A(i) shall be included in Operating Expenses.

(ii) Replacement of Major Components of Premises HVAC Equipment. If any major component of the Premises HVAC Equipment (including, without limitation, compressors, fan motors, variable frequency drives, and controllers) must be replaced, for any reason other than as the result of fire, other casualty or taking, then Landlord shall cause such replacement to be made. If, subject to Section 14.5, the need for such replacement arises from the negligence, willful misconduct or fault of Tenant or any Tenant Party, then Tenant shall be responsible for the entire cost of such replacement and shall reimburse Landlord for such cost within thirty (30) days of demand. Otherwise, the costs (“Replacement Cost for Major HVAC Component”) so incurred by Landlord shall be considered to be a Permitted Capital Expenditure, within the meaning of Section 5.2(a) and be included in Operating Expenses, on an amortized basis, as more particularly set forth in Section 5.2(a).

(iii) Replacement of an HVAC Unit. If it is not possible to maintain any of the HVAC Units in good operating condition without replacing the entire HVAC Unit, then Landlord shall cause such replacement to be made. If, subject to Section 14.5, the need for such replacement arises from the negligence, willful misconduct or fault of Tenant or any Tenant Party, then Tenant shall be responsible for the entire cost of such replacement and shall reimburse Landlord for such cost within thirty (30) days of demand. Otherwise, Landlord shall be responsible for the entirety of such cost and such cost shall not be included in Operating Expenses.

(iv) Disputes with respect to HVAC Repair or Replacement. Any dispute between the parties with respect to the need for repair or replacement of any component of the Premises HVAC Equipment or the need for replacement of an entire HVAC Unit may, upon the written election of either party, be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, Boston, Massachusetts office.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain, repair and replace, and keep in reasonable condition the Building foundation, the roof, Building structure, structural floor slabs and columns in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in reasonable condition, and shall cause all paved portions of the Common Areas to be reasonably free from ice and snow. When Landlord performs maintenance, repair and replacement work, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises, but this shall not require that such work be performed after Business Hours, other than work that, by its nature, will disrupt normal business activities, which disruptive work will be performed after Business Hours (except in an emergency). Except in the event of emergency, Landlord will not enter the Premises under this Section 10.2 without giving Tenant reasonable advance notice. Landlord shall cause the Common Areas to comply with all the applicable federal, state and municipal laws, ordinances and regulations including, without limitation, Title III of the Americans with Disabilities Act of 1990 and the regulations and standards promulgated thereunder throughout the Term and any extension thereof

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load–Heavy Equipment. Tenant shall not place a load upon any floor of the, Premises exceeding the floor load which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5. Service Interruptions.

(a) Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than twelve (12) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b) Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of ninety (90) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period’) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Landlord’s Force Majeure exceed sixty (60) days.

(c) The provisions of this Section 10.5 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 hereof).

(d) The provisions of this Section 10.5 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption

11. ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications (“Tenant’s Plans”) and a time schedule therefor. Such approval shall not be unreasonably withheld, conditioned or delayed, except that Landlord may withhold its consent on the basis of Landlord’s bona fide business judgment with respect to: (i) aesthetic matters relating to Alterations which are visible from the exterior of the Building, and (ii) Alterations affecting the exterior of the Building. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least ten (10) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request. Landlord shall, within five (5) business days after Landlord receives a written request (“Tenant’s Plan Approval Request”) from Tenant requesting Landlord’s approval of Tenant’s Plans, whether Landlord approves or objects to Tenant’s Plans and shall specify in reasonable detail the manner, if any, in which Tenant’s Plans are unacceptable. Tenant’s Plan Approval Request shall include Tenant’s Plans. If Landlord fails to respond to Tenant’s Plan Approval Request in writing, as required above, within such five (5) business day period, then Landlord shall be deemed to have approved Tenant’s Plan Approval Request, but only if Tenant’s Plan Approval Request includes a statement, in 14 POINT BOLD TYPE, REFERRING TO THIS SECTION 11.1 AND ADVISING LANDLORD THAT, IF LANDLORD FAILS RESPOND TO TENANT’S PLAN APPROVAL REQUEST WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF TENANT’S PLAN APPROVAL REQUEST, THEN TENANT’S PLAN APPROVAL REQUEST SHALL BE DEEMED TO BE APPROVED. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations (other than the initial Tenant Improvement Work which shall be performed by Landlord), then Landlord may elect by written notice to Tenant given at the time of such approval to require Tenant, at or before the expiration or sooner termination of the Term of this Lease, to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

Notwithstanding the terms of this Section, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows); and

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building.

11.2 After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within ten (10) days after written demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s reasonable discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors if their use will create any difficulty, whether in the nature of a . labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation, of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s written request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4 Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors providing services in excess of $25,000 for such Alteration, and (ii) with respect to any Alterations made by Tenant, the cost of which exceed $250,000, Tenant has procured appropriate surety payment and performance bonds (“Bonds”) which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except to the extent the same results from the negligence or willful misconduct of Landlord or Landlord’s managing agent.

12. SIGNAGE

12.1 Restrictions. Tenant shall have the right, at Tenant’s expense, to install Building standard signage identifying Tenant’s business at the entrance to the Premises. In addition, Tenant’s name shall be listed in the Building directory. The cost of the initial installation of all such signage shall be at Landlord’s cost, and any changes shall be at Tenant’s cost. Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2 Façade Signage and Monument Signage.

(a) Exterior Signage. So long as (w) there is no Event of Default of Tenant, (x) Tenant has not assigned the Lease to an entity other than an Affiliated Entity or a Successor, (y) Tenant is leasing at least 23,000 rentable square feet in the Building, and (z) the Lease is in full force and effect (the “Façade Signage Conditions”), then, subject to the provisions of this Section 12.2, Tenant shall have the right to, at Tenant’s cost and expense, to install a sign (“Tenant’s Façade Sign”) on the south facing wall of the Building above Tenant’s exclusive entrance on such south-facing wall in the location shown on Exhibit 13. In addition, so long as (x) there is no Event of Default of Tenant, (y) Tenant is leasing at least 12,000 rentable square feet in the Building, and (z) the Lease is in full force and effect (the “Monument Signage Conditions”), then, subject to the provisions of this Section 12.2, Tenant shall have the right to, at Tenant’s cost and expense, to install a sign (“Tenant’s Monument Sign”) on the monument to be constructed by Landlord on the Property. Such monument shall be in the location shown on Exhibit 13, and shall be a common monument (i.e. other tenant(s) in the Building may have identification signage installed on such monument. Tenant’s Façade Sign and Tenant’s

Monument Sign are referred to collectively herein as “Tenant’s Exterior Signage”, and the Façade Signage Conditions and Monument Signage Conditions, as applicable, are hereinafter referred to herein as “Exterior Signage Conditions”. Landlord covenants and agrees that, so long as the Facade Signage Conditions are satisfied, then there shall be no other signage permitted on such south facing wall.

(b) Exterior Signage Conditions and Obligations. Tenant’s right to maintain Tenant’s Exterior Signage are subject to the following conditions and obligations: (a) Tenant’s Exterior Signage shall be subject to the prior written approval of Landlord as to location, size, materials, manner of attachment and appearance of Tenant’s Exterior Signage, and the materials, design, lighting and method of installation of Tenant’s Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (b) Tenant’s Exterior Signage shall comply with all Legal Requirements (and Tenant shall have obtained any necessary permits prior to installing Tenant’s Exterior Signage), (c) Tenant shall have obtained all governmental permits and approvals required in connection therewith, (d) the maintenance and removal of such Tenant’s Exterior Signage (including, without limitation, the repair and cleaning of the existing monument façade and exterior of the Building, as applicable, upon removal of Tenant’s Exterior Signage) shall be performed at Tenant’s sole cost and expense in accordance with the terms and conditions governing alterations pursuant to Article 11 hereof, (e) Tenant’s Exterior Signage shall be subject to Landlord’s reasonable regulations, and (f) Tenant shall have the right, from time to time throughout the Term of this Lease, to replace Tenant’s Exterior Signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

(c) Removal of Tenant’s Exterior Signage. Notwithstanding the foregoing provisions of this Section 12.2 to the contrary: (i) within thirty (30) days after the date on which there occurs, and remains uncured, a failure of one or more of the applicable Tenant’s Exterior Signage Conditions, or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the applicable Tenant’s Exterior Signage and restore all damage to the Building caused by the installation and/or removal of Tenant’s Exterior Signage, which removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Article 11 hereof. The right to the Tenant’s Exterior Signage granted pursuant to this Section 12.2 is personal to Tenant, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than an Affiliated Entity or Successor (the parties hereby agreeing that Tenant shall be responsible for the cost of any change in Tenant’s Exterior Signage).

13. ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease in whole or in part whether at one time or at intervals, by operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Landlord’s Recapture Right.

Subject to Section 13.6 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Offer”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have the right, to accept such Recapture Offer, by giving written notice (“Recapture Notice”) to Tenant not later than the date thirty (30) days after Landlord receives such Recapture Offer. If Landlord timely gives a Recapture Notice, then the Term of the Lease with respect to the Recapture Premises shall terminate as of the Recapture Termination Date as if the Recapture Termination Date were the Expiration Date of the Term of the Lease, or the Term of the Lease with respect to the Recapture Premises shall be suspended for the Recapture Term, as the case may be. Notwithstanding anything herein to the contrary, Tenant shall have the right, by written notice (“Rescission Notice’) to Landlord on or before the date ten (10) days after Landlord gives a Recapture Notice to Tenant accepting such Recapture Offer, to rescind such Recapture Offer, provided however, that if Tenant so rescinds a Recapture Offer, then Tenant shall have no right to give Landlord a subsequent Recapture Offer (i.e., and no right to enter into any sublease or assignment other than pursuant to Section 13.7 below) during the six (6) month period immediately following the date that Tenant such Rescission Notice to Landlord.

13.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (b) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building (Landlord hereby agreeing that Landlord shall, within ten (10) days of Landlord’s receipt of a written request therefore from Tenant, advise Tenant of any such restrictive use provisions then in effect); and (c) with respect to any proposed assignment of the Lease only (as distinguished from any other Transfer, including without limitation a sublease), has a tangible net worth and other financial indicators sufficient to meet the assignee’s obligations under the

Lease, taking into account the fact that Tenant remains fully liable for Tenant’s obligations under the Lease. If Landlord consents to a Transfer pursuant to the provisions of this Section 13, then the Landlord, Tenant and the subtenant or assignee in question, as the case may be, shall enter into a Consent in the form attached as Exhibit 7-1 or Exhibit 7-2, as applicable.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Landlord’s Share of Transfer Profit. Tenant shall, within ten (10) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket expenses incurred by Tenant in connection with such Transfer, including, without limitation, legal, brokerage, design, construction, and incentives paid for by Tenant in connection with such Transfer, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease beyond the applicable cure period. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building; or (c) any entity with whom Landlord shall have engaged in material negotiations for space in the Property in the three (3) months immediately preceding such proposed Transfer, as evidenced by Landlord’s written correspondence with such entity.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlords consent and without giving Landlord a Recapture Notice, to make a Transfer to (a) an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) a Successor, provided that prior to or simultaneously with any such Transfer, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord a mutually acceptable assignment and assumption agreement, whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers, and a Consent in the form attached hereto as Exhibit 7-1. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant, so long as such entity remains in such relationship with Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth equal to or greater than the net worth of Tenant on the day prior to such transaction.

14. INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations, other than the initial Tenant Improvement Work to be performed by Landlord (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including, all of Tenant’s animals (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d) During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 8 attached hereto.

(g) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Tenant Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.2A Landlord Indemnification. Subject to the limitations of Landlord’s liability set forth in this Lease, Landlord agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant, its agents and employees from and against any and all claims, liabilities, or penalties asserted by or on behalf of any person, firm, corporation, or public authority for damage to property or injuries to persons sustained or occurring in or about the Building to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the gross negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the gross negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has actual knowledge of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute gross negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6 Tenant’s Acts–Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Landlord agrees that the use of the Premises for the Contemplated Use will not, per se, violate the provisions of the immediately preceding sentence. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class multi-tenant buildings in the City of Cambridge or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance), and (iii) rent interruption insurance covering at least eighteen (18) months. Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Expenses. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15. CASUALTY; TAKING

15.1 Damage. If the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of any Alterations performed by Tenant after the initial Tenant Improvement Work to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee in satisfaction of debt) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. In the event of a Casualty affecting the Building, Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

(ii) the cost of repairing the damage caused by such Casualty is not covered by casualty insurance required to be carried by Landlord pursuant to this Lease, and such cost exceeds five (5%) percent of the then replacement cost of the Building.

(b) Tenant’s Termination Right. If neither party elects to terminate the Lease pursuant to its rights under any other section of the Lease, and Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises following a Casualty as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 15 if the Casualty was caused by the intentional misconduct of any Tenant Party.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises occurring during the last twelve (12) months of the Term, then: (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises is estimated to cost more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice. Notwithstanding anything to the contrary contained in this Section 15, in no event may Tenant elect to terminate this Lease hereunder if the Casualty that would otherwise give rise to such right results from the willful misconduct of Tenant, its agents, contractors, or employees.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3 Rent Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty during the following time period: (i) from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the common areas of the Building and the Property to the extent that damage to the common areas of the Property caused by such Casualty affect Tenant’s use of, or access to, the Premises.

15.4 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including, without limitation, the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16. ESTOPPEL CERTIFICATE.

Each party (“Responding Party”) shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from the other party (“Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement in writing certifying: (i)

that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which Rent has been paid, (iii) stating, to the Responding Party’s knowledge, whether or not the Requesting Party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and (iv) to the best of the knowledge of the Responding Party (without the requirement to perform any investigations requiring the assistance of third parties), such other facts relating to the Lease as Requesting Party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, any prospective assignee of any mortgage thereof, or any prospective transferee of Tenant’s interest in the Lease or the Premises, or any portion thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17. HAZARDOUS MATERIALS

17.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 8-1 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number and size of which shall be reasonably determined by Landlord) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor as Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests to the extent that such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirements as a result of the acts or omissions of any of the Tenant Parties. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.5 Indemnity; Remediation.

(a) Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, to the extent that such contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, to the extent that the presence of any Hazardous Material in the Building or otherwise in the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.5 shall survive the expiration or earlier termination of the Lease.

(b) Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d) The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.7 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.8 Landlord Obligations with respect to Hazardous Materials.

(a) Landlord Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in Section 25.17 below) as of the Execution Date, that except to the extent (if any) as may be disclosed in the environmental assessment report listed on Exhibit 8-2 (the “Disclosed Materials”), there are no Hazardous Materials in the Premises (any Hazardous Materials which exist in the Premises as of the Execution Date in breach of the foregoing representation are hereinafter referred to as “Landlord Representation HM”). Notwithstanding anything to the contrary in this Section 17 contained, in no event shall Tenant have any obligations to Landlord with respect to Disclosed Materials, except to the extent that Tenant or any Tenant Party exacerbates any the adverse effect of any Disclosed Materials on the Building or the Property. Landlord covenants that neither Landlord, nor Landlord’s agents, employees, or contractors shall bring any Hazardous Materials in or on the Premises or the Property in violation of applicable Environmental Laws (any Hazardous Materials which are introduced to the Premises by Landlord, or Landlord’s agents, employees or contractors in breach of the foregoing covenant are referred to herein as “Landlord Breach HM”. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.8(a). The indemnification and hold harmless obligations of Landlord under this Section 17.8 shall survive the expiration or any earlier termination of this Lease.

(b) Rent Abatement. In the event that: (i) there it is determined that Landlord Representation HM exist in the Premises or Landlord Breach HM are introduced in or on the Property, and (ii) the existence or remediation of such Landlord Representation HM or Landlord Breach HM materially interferes with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Landlord HM Event”), and (iii) such Landlord HM Event shall continue for the applicable Landlord HM Cure Period, as hereinafter defined (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as an “Landlord HM Interruption”) then Tenant shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Landlord HM Interruption and the area of the Premises affected, for any and all days (“Landlord HM Abatement Period”) following the applicable Landlord HM Cure Period that both (x) the Landlord HM Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. The “Landlord HM Cure Period” shall be defined as follows: (1) with respect to Landlord Representation HM, there shall be no Landlord HM Cure Period and the Landlord HM Abatement Period shall commence immediately upon receipt by Landlord of written notice from Tenant describing such Landlord Representation HM and its effect on Tenant’s use of the Premises, and (2) with respect to Landlord Breach HM, the Landlord HM Cure Period shall be five (5) consecutive business days following receipt by Landlord of written notice (the “Landlord HM Notice”) from Tenant describing such Landlord Breach HM and its effect on Tenant’s use of the Premises; provided however that the Landlord HM Cure Period with respect to any Landlord Breach HM shall be extended by reason of any delays in Landlord’s ability to remediate such Landlord HM Event because of Landlord’s Force Majeure, provided however, that in no event shall the Landlord HM Cure Period with respect to any Landlord Breach HM be longer than ten (10) consecutive business days after Landlord receives the applicable Landlord HM Notice.

(c) Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

18. RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit 9, and reasonable rules and regulations as may be promulgated, from time to time, with respect to the Building, the Property and construction within the Property, provided that a copy of such any changes the Rules and Regulations is given to Tenant in advance (collectively, the “Rules and Regulations”). Landlord hereby agrees that: (i) any future Rules and Regulations shall not discriminate among similarly situated tenants, and (ii) in enforcing any Rules and Regulations, Landlord will not discriminate among similarly situated tenants. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2 Energy Conservation. Landlord may institute upon written notice to Tenant such reasonable, non-discriminatory (as among similarly situated tenants) policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), if such Conservation Program is either: (i) then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, or (ii) required by Legal Requirements. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish reasonable, non-discriminatory (as among similarly situated tenants) policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19. LAWS AND PERMITS.

19.1 Legal Requirements.

(a) Tenant Obligations. Tenant shall not either: (i) cause, or (ii) permit any Tenant Party to use the Premises, or cause the Property or the Building to be used in any way that (1) violates any Legal Requirement, (2) violates any governmental permit, approval, variance, covenant or restrictions of record affecting the Property as of the Execution Date, (3) violates any provisions of this Lease, (4) interferes, in any material way, with the rights of tenants of the Building, or (5) constitutes a material nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business, as soon as reasonably possible, and in any event shall not undertake any operations unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Notwithstanding the foregoing, Landlord shall cooperate with Tenant in such manner as Tenant may reasonably request in procuring any permits and approvals necessary to enable Tenant to conduct its activities in the Premises consistent with the Contemplated Use, provided however, that Landlord shall not be required to incur any cost or liability in providing such cooperation. Within ten (10) Business Days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received in writing from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses to the extent arising in connection with such condition and/or violation, (iii) Tenant shall promptly cure any violation in the event that its appeal of such violation is finally overruled or rejected (without further opportunity to appeal), and (iv) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

(b) Landlord Obligations. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the repair, maintenance and operation of: (i) the structural elements of the Building and common Building systems, (ii) the Common Areas, and (iii) any other portions of the Property that the Landlord is obligated to repair, and the costs so incurred by Landlord may be included in Operating Costs, subject to, and in accordance with, the provisions of Section 5.2.

20. DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant, provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b) If Tenant shall abandon the Premises (provided, however, that if Tenant merely vacates the Premises or a portion thereof, but continues to perform all of its obligations under this Lease, the same shall not, in and of itself, constitute abandonment);

(c) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d) If Tenant shall fail to maintain any insurance required hereunder;

(e) If Tenant causes or suffers any release of Hazardous Materials in or near the Property;

(f) If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(g) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(h) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(i) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder, and shall not be dismissed or vacated within sixty (60) days thereafter;

(j) any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within sixty (60) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within sixty (60) days of such entry, recording or filing, as the case may be;

(k) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter;

(1) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within sixty (60) days; or

(m) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Wherever “Tenant” is used in subsections (h), (i), (j), (1), or (m) of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease.

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may thereafter, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages - Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e) Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises in the event that the Lease is terminated based upon a default by Tenant hereunder. Marketing of Tenant’s Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant, (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, if Tenant fails to cure such default after receiving thirty (30) days advance written notice from Landlord, or such longer period as Tenant may require to cure such default, provided that Tenant commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes such cure to completion (except that Landlord may exercise its rights under this Section 20.4 without prior notice to Tenant in an emergency), perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable out of pocket attorneys’ fees, incurred: (i) in enforcing any obligation of Tenant under this Lease, or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any material monetary Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided however, that the provisions of this sentence shall not affect or delay Tenant’s rights and remedies under Section 10.7 of this Lease. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, except as set forth in Section 10.7(d), Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER; ABANDONED PROPERTY; HOLD- OVER

21.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord at the time of granting of its consent, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), except with respect to any Disclosed Materials, Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within the applicable Abandonment Notice Period, as hereinafter defined, after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. The “Abandonment Notice Period” shall be two (2) business days, in the event of the expiration of the Term of the Lease, and shall be ten (10) business days in the event of the earlier termination of the Term of the Lease. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, to any arrears of Rent, and to any other amounts due from Tenant to Landlord, with any remainder to be promptly returned to Tenant.

21.3 Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at the Hold-Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) if such hold over continues for a period of more than thirty (30) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. The “Hold Over Percentage’ shall be 150%.

21.4 Warranties. Tenant hereby assigns to Landlord, to the extent assignable, any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed and to remain in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22. MORTGAGEE RIGHTS

22.1 Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to the lien of (but not the terms of) any future ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage.

Notwithstanding the foregoing, it shall be a condition to Tenant’s obligation to subordinate this Lease to any future Mortgage, that Landlord obtains a subordination, non-disturbance and attornment agreement (“SNDA”) from the holder of such Mortgage (or ground lessor, as the case may be) in the standard form used by such Mortgagee (or ground lessor, as the case may be), with such commercially reasonable changes as may be requested by Tenant and as may be agreed to by Tenant and Mortgagee; provided however, that, in any event, such SNDA shall contain the following provisions: (i) there shall be no modification or delay of Tenant’s rights in the event of a delay in the Term Commencement Date, as set forth in Section 3.3 of the Lease, and (ii) while Tenant shall be required to give the Mortgagee written notice of any alleged default of the Landlord at the same time that Tenant gives such notice to Landlord, and the Mortgagee shall have the right to cure any such default within the same time period that Landlord has to cure such default, except that, with respect to defaults of the Landlord which would permit Tenant to terminate this Lease (“Landlord Termination Defaults”), Mortgagee shall have such additional period of time (which shall not exceed ninety (90) days after the last day that Landlord has to cure such Landlord Termination Default) as Mortgagee reasonably requires to cure such Landlord Termination Default.

22.2 Notices. Tenant shall give each Mortgagee of which the Tenant is given written notice with the same notices given to Landlord concurrently with the notice to Landlord. Each such Mortgagee shall have the concurrent grace period afforded to Landlord to cure a Landlord default (except that, with respect to any default which is the basis for Tenant to terminate the Lease, each Mortgagee shall have a commercially reasonable additional period of time to cure such default, as set forth in the Mortgagee’s SNDA with Tenant), and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Mortgagee Consent. Tenant acknowledges that, other than any consent or approval provided under Sections 3 or 11 hereof, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4 Landlord Subordination of Lien Rights. If Tenant desires to grant a security interest in defined personal property, trade fixtures and/or business equipment of Tenant (collectively “Collateral”) to a secured party, or to lease any Collateral from a lessor (any such secured party or lessor being referred to herein as “Secured Party”), then Landlord shall, upon written request of Tenant, execute such commercially reasonable subordination of Landlord’s lien rights to the rights of such Secured Party, provided however, that such Secured Party acknowledges and agrees that: (i) no auction sale shall be held in the Premises, the Building or the Property, (ii) Secured Party may only enter the Premises during the Term of the Lease, (iii) Secured Party shall give Landlord at least five (5) business days prior to exercising any right to enter the Premises, (iv) Secured Party shall, prior to making any such entry, deliver to Landlord reasonable evidence that it has obtained commercial general liability insurance, naming Landlord and Landlord’s managing agent as an additional insured party, with a single limit of not less than $2,000,000.00, (v) Secured Party shall indemnify, defend and hold Landlord and Landlord’s managing agent harmless from and against any losses, costs or damage arising from any entry by Secured Party, or its agents, employees, contractors or other invitees, and (vi) Secured Party shall repair any damage to the Premises or the Building caused by the installation or removal of the Collateral.

23. QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to: (i) the covenants, agreements, terms, provisions and conditions of this Lease, (ii) any matters of record as of the Execution Date other than Mortgages, and (iii) any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24. NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	King 773 Concord LLC
c/o King Street Properties
200 CambridgePark Drive
Cambridge, MA 02140
Attention: Stephen D. Lynch
Email:

With a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: King Street

With a copy to:	Capital One, National Association
90 Park Avenue, 4th Floor
New York, New York 10016
Attn: Commercial Real Estate Banking

and to:	Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attn: Jeffrey Temple, Esq

If to Tenant:	419 Western Avenue
Boston, MA 02135 Attn: Paul B. Bolno and Kyle Moran
Email address:

With a copy to:	Mintz Levin Cohn Ferris Glovsky and Popeo,P.C.
One Financial Center
Boston, Massachusetts 02111
Attn: Stuart A. Offner, Esq.

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25. MISCELLANEOUS

25.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Colliers International and NAI Hunneman (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4 Entire Agreement. This Lease, Lease Summary Sheet and all Exhibits attached hereto contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party.

25.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, reasonable legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer; provided however, that: (i) the maximum amount payable by Tenant on account of fees incurred by Landlord with respect to any request by Tenant for Landlord’s consent to a proposed Transfer shall be $1,500, except: (w) where the Transfer is a sub-sublease of any tier, and (x) where, at Tenant’s request, the parties enter into a mutually acceptable amendment to the Lease in connection with such proposed Transfer, and (ii) Tenant shall not be required to pay for the cost of Landlord’s review and approval of Tenant’s plans and specifications in connection with proposed Alterations, except in those instances where Landlord, in its reasonable business judgment, is required to engage a third-party engineer (e.g., structural or MEP) to review such plans and specifications. Such costs shall be deemed to be additional rent under this Lease.

25.8 Survival. Without limiting any other obligation of either party which may survive the expiration or prior termination of the Term, all obligations on the part of either party to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9 Limitation of Liability.

(a) Limitations on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Property and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or of any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease.

(b) Limitations on Tenant’s Liability. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Tenant (“Tenant Limited Parties”) ever be personally liable for any obligation under this Lease, nor shall Tenant or any of the other Tenant Limited Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease, provided however, that nothing in this Section 25.9(b) shall affect or limit any liability or obligation which Tenant has to Landlord pursuant to either Section 21.1 (Hazardous Materials) or 21.3 (Hold Over).

25.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Property, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12 No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13 Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) certified by an officer of Tenant as being true and correct in all material respects (collectively “Tenant’s Financial Information”). Landlord shall not have the right to request that Tenant deliver Tenant’s Financial Information to Landlord more than one time in any consecutive twelve (12) month period, except that: (i) during any period of that an uncured Event of Default by Tenant exists, Tenant shall provide Tenant’s Financial Information to Landlord upon written request, and (ii) if Landlord requests that Tenant provide Tenant’s Financial Information, Landlord shall have the right, in a connection with any proposed sale or refinancing of the Property, to require Tenant to provide updated Tenant’s Financial Information to Landlord during twelve (12) month period following such request. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof. Notwithstanding the foregoing, the provisions of this Section 25.13 shall have no force or effect so long as Tenant is a publicly traded company. Landlord shall not disclose Tenant’s Financial Information to any third party other than: (i) to Landlord’s lenders, investors, purchasers, prospective lenders, prospective investors, and prospective purchasers, who, in all cases, are advised of the obligation to keep Tenant’s Financial Information Confidential in accordance with this Section 25.13, (ii) to Landlord’s partners, members, agents, consultants, advisors, attorneys and accountants, who, in all cases, are advised of the obligation to keep Tenant’s Financial Information Confidential in accordance with this Section 25.13, (iii) as required by Legal Requirements, order of governmental agency, court order, and (iv) in connection with any litigation between the parties.

25.14 OFAC Certificate. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers.

(a) Tenant Obligations. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that Tenant is not in violation of the Executive Order, and that Tenant is not listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofacisdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting, other than an assignment to an Affiliated Entity or Successor, shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord.

(b) Landlord Obligations. Landlord hereby represents and warrants to Tenant (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that Landlord is not in violation of the Executive Order, and that Landlord is not listed on the OFAC list of “Specially Designated Nationals and Blocked Persons” as modified from time to time. Landlord shall from time to time, within ten days after request by Tenant, deliver to Tenant any certification or other evidence requested from time to time by Tenant in its reasonable discretion, confirming Landlord’s compliance with these provisions.

25.15 Confidential Information. Either Landlord or Tenant, or their respective representatives, may disclose (“Disclosing Party”) to the other party or its representatives (“Receiving Party”), orally or in writing, or Landlord or Tenant (or their respective representatives) may otherwise obtain, through observation or otherwise, Confidential Information of Disclosing Party. The Receiving Party must, and must cause its representatives to: (i) protect all such Confidential Information from disclosure except as expressly permitted hereunder; (ii) only disclose such Confidential Information to those employees, independent contractors, agents, advisors, directors and officers of the Receiving Party to the extent necessary or required for performance of obligations hereunder, and Landlord shall have the right to disclose such Confidential Information to its actual and prospective lenders, investors and purchasers, and Tenant shall have the right to disclose such Confidential Information to any prospective party to a Transfer, provided that, prior to any such disclosure, the Receiving Party has secured written commitments from the aforementioned persons or entities evidencing their agreement to comply with the confidentiality requirements of this Lease.

Confidential Information shall mean any and all information and materials disclosed by or on behalf of the Disclosing Party, any affiliate of the Disclosing Party or any of their respective representatives to the Disclosing Party or any of the Disclosing Party’s representatives to the extent that the same is marked or otherwise identified as confidential or proprietary information, or otherwise contained on WaVe Life Sciences letterhead. Additionally, Confidential Information shall include this Lease, and all documents and/or correspondence issued and/or delivered in connection with this Lease. Without limiting the foregoing (1) each party’s trade secrets, existing and future products or service offerings, designs, business plans, business opportunities, finances, research, development, know-how, and other business, operational or technical information shall be deemed the Confidential Information of that party to the extent that such information satisfies the conditions the immediately preceding sentence. As between Landlord and Tenant, except as provided otherwise in this Lease, each party’s respective Confidential Information will remain such party’s sole and exclusive property. To the extent third parties disclose to Landlord or Tenant the Confidential Information of the other party or its affiliates, the obligations set forth in this Section shall apply to the same extent as if the other party had disclosed such information directly to the Receiving Party.

The obligations set forth in this Section shall not apply to any portion of Confidential Information which is or later becomes generally available to the public by use, publication or the like, through no act or omission of the Receiving Party. In the event a Receiving Party becomes legally compelled to disclose any Confidential Information of the other party, it shall promptly provide the Disclosing Party with notice thereof prior to any disclosure, shall use its best efforts to minimize the disclosure of any Confidential Information, and shall cooperate with the Disclosing Party, in such manner as the Disclosing Party shall reasonably request, provided that the Receiving Party shall, in making such efforts and cooperating with the Disclosing Party, be entitled to reimbursement from the Disclosing Party within ten (10) days following its written demand, for any out-of-pocket costs incurred by the Receiving Party in connection with such efforts and cooperation. The Receiving Party shall be permitted to disclose Confidential Information when legally compelled to do so, or in connection with any litigation or alternative dispute resolution proceedings between Landlord and Tenant, unless the Disclosing Party has obtained a protective order or other appropriate remedy prohibiting such disclosure prior to the time that the Receiving Party is compelled, or permitted to do so (i.e., in connection with litigation or alternative dispute resolution, as aforesaid). The obligations under this Section shall survive the expiration of the Term or any earlier termination of this Agreement.

25.16 Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees, at Tenant’s option, to join in the execution, in recordable form and substantially similar to the form attached hereto as Exhibit 10, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date with respect to the Term, the length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate.

25.17 Publicity. Except for the purposes of performance hereunder, without Tenant’s prior written consent, which may be withheld at Tenant’s sole discretion, Landlord and its representatives shall not use (including without limitation use in any publicity, advertising, media release, public announcement or other public disclosure) (i) any name, acronym, symbol or other designation by which Tenant or its affiliates or any of their respective human therapeutics, products or other materials is known or (ii) the names of any agent or employee of Tenant or its affiliates (each a “Prohibited Use). Landlord shall notify Tenant in each event of a Prohibited Use promptly after Landlord becomes aware of the same, and, at Landlord’s sole cost and expense, without limiting Tenant’s rights and remedies hereunder, Landlord shall, and shall cause its Representatives, to immediately cease and desist each such Prohibited Use and take such other actions as reasonably requested by Tenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

KING 733 CONCORD LLC,

By: KING STREET PROPERTIES INVESTMENTS, LLC, its Manager

By:	/s/ Thomas Ragno
	Name:	Thomas Ragno
	Title:	A Manager

TENANT

WAVE LIFE SCIFNCES USA, Inc., a Delaware Corporation

By:	/s/ Kyle Moran
	Name:	Kyle Moran
	Title:	Treasurer

EXHIBIT 1A

LEASE PLAN OF FIRST FLOOR PREMISES—FIRST FLOOR

EXHIBIT 1A, PAGE 1

EXHIBIT 1B

LEASE PLAN OF MEZZANINE PREMISES—MEZZANINE

EXHIBIT 1B, PAGE 1

EXHIBIT 1C

ROOFTOP PREMISES EXHIBIT 1B—ROOF

EXHIBIT 1C, PAGE 1

EXHIBIT 2

LEGAL DESCRIPTION

The land at 733 Concord Street, Cambridge, Middlesex County, Massachusetts, consisting of two parcels of land:

PARCEL l:

Being shown as Lot 7 on Land Court Plan No. 7191U, dated December 3, 1952, a copy of which is filed with the Middlesex South District Registry of the Land Court with Certificate of Title No. 77364.

PARCEL 2:

Being shown as Lot 25 and Lot 29 on Land Court Plan No. 7191-3, dated July 22, 1960, a copy of which is filed with the Middlesex South District Registry of the Land Court with Certificate of Title No. 102747.

TOGETHER with the benefit of rights set forth in a Deed from Jean D. Balkin, dated January 31, 1949, filed with said Registry District as Document No. 227978.

TOGETHER with the right to use the whole of Smith Place shown on said plan in common with others entitled thereto, as to Lots 7 and 29.

TOGETHER with the right to use Lots 10, 11 and 12 shown on a plan filed in Registration Book 516, Page 481, in common with others having like rights therein, said right as appurtenant to Lot 25, being set forth in a Deed from Julia T. Corkery, dated December 28, 1954, filed with said Registry District as Document No. 289672, as to Lot 25.

TOGETHER with the benefit of the right to use the “Way” shown as Lot 26 on a plan filed in Registration Book 643, Page 197, as set forth in a Deed from Haskell Cohn, et als, dated October 10, 1960, filed with said Registry District as Document No. 360534, as to Lot 25.

Being the same premises conveyed to King 733 Concord LLC by Quitclaim Deed dated May 11, 2011, filed with said Registry District as Document No. 1566113 and noted on Certificate of Title No. 248720, Book 1399, Page 99.

EXHIBIT 2, PAGE 1

EXHIBIT 3

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between KING 773 CONCORD, LLC, a Delaware limited liability company (“Landlord”), and WAVE LIFE SCIENCES USA, INC., a Delaware corporation (“Tenant”), for space located at 733 Concord Avenue, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Definitions. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. For the purposes of this Lease, “Landlord Work” consists of: (i) the Base Building Work described on Exhibit 3-1, (ii) the Tenant Improvement Work, described on Exhibit 3-2, (iii) the equipment list (“Equipment List”) attached hereto as Exhibit 3-3, and (iv) the responsibilities of Landlord as set forth in the Landlord/Tenant Responsibility Matrix attached hereto as Exhibit 3-4. In the event of any conflict between Exhibit 3-4 and either Exhibit 3-2 or Exhibit 3-3, Exhibit 3-4 shall control. Landlord shall select the contractor (“Contractor”) who will perform the Landlord Work.

2. Cost of Landlord Work. The Landlord Work shall be performed at Landlord’s sole cost and expense, except that Tenant shall be responsible for any costs (“Tenant Costs”) in performing the Landlord Work to the extent arising from: (i) Tenant Delays, as hereinafter defined, (ii) with respect to any Changes to the Tenant Improvement Work, Tenant shall pay for the cost of such changes in accordance with Section 4 below, and (iii) with respect to any increases in the cost of Landlord’s Work arising from Claims by the Contractor, Tenant shall pay for the cost of such Claims as set forth in Section 5 below. “Billing” shall be defined as any invoice from Landlord setting forth, reasonable detail, the amount due from Tenant, and shall include invoices from vendors and service providers, and applications for payment from the Contractor. Billing may not be submitted to Tenant more than one time per calendar month. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

3. Tenant Responses. Tenant shall respond, in writing, to any requests from Landlord, Landlord’s contractor or Landlord’s architect for information, consents, or authorizations to proceed, within two (2) business days of Tenant’s receipt of such request. Any failure by Tenant to respond within such time period may be the basis of a Tenant Delay.

4. Changes. If Tenant shall request any change, addition or alteration in the Tenant Improvement Work (“Changes”), Landlord shall have such revisions to the drawings prepared. Tenant shall have no right to request Changes in the Base Building Work. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within two (2) Business Days, shall notify Landlord in writing whether it desires to proceed with such Change. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Change. Tenant shall reimburse Landlord for the cost of the Landlord associated with such Changes within thirty (30) days of upon Billing, as such Change work is being performed.

EXHIBIT 3, PAGE 1

5. Claims. To the extent that any claims (“Claims”) by the Contractor increase the cost of the Landlord Work, Tenant shall pay for such excess within thirty (30) days of Billing. Claims shall include any amounts properly due to the Contractor under Landlord’s contract (“Construction Contract’) with the Contractor based upon the claims of the Contractor under the Contract, provided however, that the Claims shall not include any amounts arising from the default or negligence of Landlord, or Landlord’s agents or employees, under the Construction Contract.

6. Performance of Landlord’s Work. Landlord shall cause the Tenant Improvement Work to be constructed substantially in accordance with Exhibits 3-1, 3-2, and 3-3.

7. Miscellaneous

(a) Tenant’s Authorized Representative. Tenant designates Kyle Moran, [Address] – 617-257-5457 (“Tenant’s Representative) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Stephen D. Lynch, 200 Cambridge Park Drive, Cambridge, MA 02140, [Address] – 617-990-5502 (“Landlord’s Representative) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.

(c) Tenant shall have the right, during the performance of the Landlord Work, to have Tenant’s Representative participate in weekly construction meetings with Landlord and the Contractor as to the status of the performance of Tenant Improvement Work.

(d) Tenant shall have access to the Premises prior to the Term Commencement Date in accordance with the provisions of Section 3.04 of the Lease.

8. Disputes.

Any disputes relating to provisions or obligations in this Lease in connection with Tenant Landlord Work or this Exhibit 3 shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and

EXHIBIT 3, PAGE 2

procedures from time to time in effect as promulgated by the American Arbitration Association. Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to Landlord Work shall be a construction consultant experienced in the construction of office/laboratory buildings in the cities of Boston and Cambridge, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts. The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. Except where a specified period is referenced in this Lease, no arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT 3, PAGE 3

EXHIBIT 3-1

BASE BUILDING WORK

Landlord shall complete the renovations to the Building as shown within the 733 CONCORD AVE PRICING SET – ASI 01” dated 12/11/14 as prepared by DiMella Shaffer, including the following additional items:

•	One (1) set of new bathrooms as shown on Exhibit 3-2, and two (2) sets of renovated existing bathrooms located near the main entry lobby to the Premises and on the mezzanine level of the Premises respectively.

•	One (1) new ornamental metal stairway near the main entry lobby to the Premises.

•	Striping of the parking areas serving the Premises as shown on Exhibit 4.

EXHIBIT 3-1, PAGE 1

EXHIBIT 3-2

TENANT IMPROVEMENT WORK

EXHIBIT 3-2, PAGE 1

EXHIBIT 3-3

EQUIPMENT LIST

EXHIBIT 3-3, PAGE 1

EXHIBIT 3-3, PAGE 2

EXHIBIT 3-3, PAGE 3

EXHIBIT 3-3, PAGE 4

EXHIBIT 3-3, PAGE 5

EXHIBIT 3-3, PAGE 6

EXHIBIT 3-3, PAGE 7

EXHIBIT 3-4

LANDLORD/TENANT RESPONSIBILITY MATRIX

Landlord/Tenant Responsibility Matrix

3/19/2015

Scope Description	Landlord	Tenant

Office Area Specifications

Finishes: Furnish and install broad loom carpet (Shaw Illuminate Series), painted drywall, exposed ceilings at skylight areas, Armstrong Dune series acoustical ceiling tiles at main office area, interior butt glazing at Board Room, window shades at exterior windows, (7) 10’ x 4’ hollow metal interior vision glazing panels into labs, stainless steel corner guards, fire extinguisher cabinets, hardware for lockable rooms (rooms to be determined).

X

Office and Conference Build Out: Construct (6) private offices, (1) small conference room, (1) board room, (1) IT room, and (1) print/copy room. Provide floor cores and conduit for (2) future conference rooms. Electrical wiring and circuits for future conference rooms and offices are not included. Office and conference rooms to receive soundproofing insulation.

X

Furniture: Furnish and install cubicles, work stations and other office furniture (All by Tenant)		X

Lighting: Furnish and install 2’x2’ LED direct/indirect fixtures at ACT and drywall ceilings. Furnish and install suspended fluorescent lights at open skylight areas.	X

Electrical: Provide power to offices, copy room, general convenience outlets for non specific areas, and Tenant furniture. Provide floor boxes for cubicles (floor cores to be done in one mobilization). Furnish and install floor boxes and conduit for Tenant tel/data and AV in conference rooms. Furnish and install DDC controls and tie into EMS. Furnish and install submeter for Tenant utility consumption. Furnish and install conduit for Tenant tel/data routing to server room. Tenant shall receive their pro-rata share of the existing 800 kW generator that serves the Building.

X

HVAC: Air supplied by existing 50-ton Carrier roof top unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils to condition office areas. Air distribution shall be provided by supply ductwork systems terminating in 2’x2’ lay in style diffusers and with plenum return. Ceiling mounted exhaust fans shall be installed in all conference and meeting rooms. A ducted rooftop exhaust fan shall be installed for the bathroom area. Future office areas to receive ductwork with VAV boxes to condition areas with minimal heating/cooling zones. Furnish and install sealed spiral ductwork at exposed ceiling areas and arrange for a neat appearance. Provide additional cooling for server room.

X

EXHIBIT 3-4, PAGE 1

Scope Description	Landlord	Tenant

Café Specifications

Finishes: Furnish and install laminate cabinets and countertops (non-color core), VCT flooring, and painted drywall.	X

Appliances: Furnish and install (1) stainless steel refrigerator, (1) stainless steel countertop microwave, (1) stainless steel under counter dishwasher	X

Furniture: TBD, by Tenant		X

Lighting: Furnish and install suspended fluorescent lights.	X

Lobby Specifications

Finishes: Furnish and install premium flooring, painted drywall, drywall ceilings.	X

Furnish and install ornamental stair to mezzanine level	X

Furniture: Reception desk, other seating, and aquarium by Tenant		X

Lighting: Furnish and install pendant fixtures ($3,000 allowance) and can lighting at lobby.	X

Bathroom Specifications

Finishes: Furnish and install plumbing fixtures, solid surface countertops, porcelain floor tile, porcelain wall tile (on wet wall only), drywall ceilings, 2’x2’ LED light fixtures.	X

Lab Specifications - General Description

Finishes: Furnish and install VCT flooring in all lab areas (except for glass wash which shall have epoxy flooring), vinyl stipple ceilings in all lab areas (except for glass wash which shall have epoxy painted GWB ceiling), hollow metal door frames with wood veneer doors (lab doors have half panel lites), stainless steel corner guards,fire extinguisher cabinets. Lab supply room to receive VCT flooring.

X

Provide required fire rating to allow Chemistry Lab to be Control Zone #1	X

Provide required fire rating to allow Synthesis and Synthesis Tank to be Control Zone #2	X

Remainder of Premises to be Control Zone #3	X

Provide full height walls demising lab from offices	X

Reuse existing water heaters	X

Provide a minimum of six air changes per hour in lab spaces.	X

Lab case work: Landlord has carried a $30,000 Allowance for lab benches, tables, and reagent shelving. Casework standard is New England Lab “Cambridge Series” 6’ x 30” benches with (2) rows of reagent shelving and (1) 18” wide drawer base, and 5’ x 30” lab tables.

X

Lab case work: Tenant shall contribute $70,000 towards lab case work and other equipment as a Change Order to the project.		X

EXHIBIT 3-4, PAGE 2

Scope Description	Landlord	Tenant

Plumbing and lab utilities: Furnish and install lab sinks per room descriptions below with bases and underground plumbing to new gravity fed pH neutralization system, compressed air and vacuum to Chemical Fume Hoods, (16) emergency eyewash/emergency showers, new vacuum pump, new air compressor. Provide water tie-in accomodation for RODI polishing unit at one sink per lab. Provide tempered water system for emergency showers and eyewashes.

X

Electric: Tenant shall receive their pro-rata share of the existing 800 kW generator that serves the Building. Landlord shall provide DDC controls and tie into EMS. Landlord to furnish and install submeter for Tenant utility consumption. Landlord shall provide 120 and 208 power to all equipment in the Equipment Room.

X

Chemistry Lab Specifications

Finishes: Furnish and install VCT flooring, vinyl stipple ceilings, hollow metal door frames with wood veneer doors (lab doors have half panel lites)	X

Lab equipment: Furnish and install (6) 6’ Low Flow Chemical Fume Hoods and (1) 6’ Normal Flow Chemical Fume Hood.	X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Furnish and install (3) lab sinks with bases plumbed to pH neutralization system, (15) vacuum drops, (10) compressed air drops, (10) argon drops, (1) nitrogen drop, (1) CO2 drop.

X

HVAC: Air supplied by existing 90-ton, 18,000 CFM, 100% outside air, McQuay make up air unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils. Chemistry lab will utilize Tek Air hood management systems for the Chemical Fume Hoods and the supply air for the room.

X

Electrical: Furnish and install indirect/direct 2’x4’ and 2’x2’ LED lighting coordinated with bench locations. Power wiring for lab equipment.	X

Synthesis and Synthesis Tank Specifications

Finishes: Furnish and install static dissipative VCT flooring, vinyl stipple ceilings, hollow metal door frames with wood veneer doors (lab doors have half panel lites)	X

Lab equipment: Furnish and install (1) 8’ Low Flow Chemical Fume Hood	X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Furnish and install (1) lab sink with bases plumbed to pH neutralization system, (5) vacuum drops, (5) compressed air drops, (5) argon drops.	X

EXHIBIT 3-4, PAGE 3

Scope Description	Landlord	Tenant

HVAC: Air supplied by existing 90-ton, 18,000 CFM, 100% outside air, McQuay make up air unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils. The Synthesis Lab will utilize Tek Air hood management systems for the Chemical Fume hoods and the supply air for the room.

X

Electrical: Furnish and install indirect/direct 2’x4’ and 2’x2’ LED lighting coordinated with bench locations. Power wiring for lab equipment.	X

Purification Analysis Lab Specifications

Finishes: Furnish and install VCT flooring, vinyl stipple ceilings, hollow metal door frames with wood veneer doors (lab doors have half panel lites)	X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Furnish and install (1) lab sink with bases plumbed to pH neutralization system, (4) vacuum drops, (4) compressed air drops, (4) nitrogen drops	X

HVAC: Air supplied by existing 90-ton, 18,000 CFM, 100% outside air, McQuay make up air unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils.	X

Electrical: Furnish and install indirect/direct 2’x4’ and 2’x2’ LED lighting coordinated with bench locations. Power wiring for lab equipment.	X

Cell Culture Room Specifications

Finishes: Furnish and install VCT flooring, vinyl stipple ceilings, hollow metal door frames with wood veneer doors (lab doors have half panel lites)	X

Lab equipment: Furnish and install (4) Bio Safety Cabinets		X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Furnish and install (1) lab sink with bases plumbed to pH neutralization system, (7) vacuum drops, (2) CO2 drops.	X

HVAC: Air supplied by existing 40-ton, 8,000 CFM, 100% outside air, AAON make up air unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils.	X

Electrical: Furnish and install indirect/direct 2’x4’ and 2’x2’ LED lighting coordinated with bench locations. Power wiring for lab equipment.	X

Glass Wash Room Specifications

Finishes: Furnish and install epoxy flooring, epoxy ceilings, hollow metal door frames with metal door (lab doors have half panel lites)	X

EXHIBIT 3-4, PAGE 4

Scope Description	Landlord	Tenant

Lab equipment: Furnish and install (1) Under Counter Glass Washer in fixed sink base. Furnish and install utilities and services future standalone autoclave including electrical capacity (up to 208 power), drains, water, and exhaust.

X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Furnish and install (1) glass wash sink plumbed to pH neutralization system, emergency eyewash and emergency showers. Provide plumbing for new stainless steel scullery sink to be installed in the future.

X

HVAC: Air supplied by existing 90-ton, 18,000 CFM, 100% outside air, McQuay make up air unit. Furnish and install new ductwork and VAV boxes with hot water reheat coils.	X

Electrical: Furnish and install indirect/direct 2’x4’ and 2’x2’ LED lighting coordinated with bench locations. Power wiring for lab equipment.	X

Biology Lab Specifications

Finishes: Furnish and install VCT flooring, vinyl stipple ceilings, hollow metal door frames with wood veneer doors (lab doors have half panel lites)	X

Lab case work: See allowance description above.	X

Plumbing and lab utilities: Install underground plumbing for (4) future lab sinks to pH neutralization system. Distribution of all other lab utilities and gases is not included.	X

HVAC: Air supplied by existing 40-ton, 8,000 CFM, 100% outside air, AAON make up air unit. Duct work shall be stubbed to the lab to condition space but no branch distribution throughout the Bio Lab.	X

Electrical: Furnish and install convenience outlet at each wall. Furnish and install 2’x2’ LED light fixtures to light room. Lighting and power is not intended to be coordinated with future lab benches or casework.

X

Security, card access,tele-data, and A/V		X

EXHIBIT 3-4, PAGE 5

EXHIBIT 4

PLAN SHOWING PARKING AREAS ON LAND

EXHIBIT 4, PAGE 1

EXHIBIT 5

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< >
[LANDLORD]
IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
< >	USD: $ .
[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed             and         /100 US Dollars ($            .        ) available by your draft(s) drawn on ourselves at sight bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number             ” and indicating the amount to be drawn down and whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address) accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (            )             -            with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at             <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to             <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)”.

EXHIBIT 5, PAGE 1

This Letter of Credit shall expire at our office on             , 20         (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Phillip Levy, Esq. and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored upon presentation.

EXHIBIT 5, PAGE 2

EXHIBIT 6

LANDLORD’S SERVICES

•	Hot/cold water to common restrooms

•	Electricity for interior Common Areas

•	Snow and ice removal

•	Management and administrative service

•	Grounds maintenance

•	Such other services as Landlord reasonably determines are necessary or appropriate for the Property

EXHIBIT 6, PAGE 1

EXHIBIT 7-1

LANDLORD CONSENT TO ASSIGNMENT AND ASSUMPTION

This Consent is entered into as of this              day of             , 19          by and among                                 , a(n)                     , (“Landlord”),                                 , a(n)                                  (“Assignor”) and                                 , a(n)                                  (“Assignee”).

RECITALS:

A.	Landlord (as successor in interest to ), as landlord, and Assignor (as successor in interest to ), as tenant, are parties to that certain lease agreement dated , as amended and/or assigned by instrument(s) dated , , and (collectively, the “Lease”) pursuant to which Landlord has leased to Assignor certain premises containing approximately rentable square feet (the “Premises”) known as Suite No(s). on the floor(s) of the building commonly known as located at (the “Building”).

B.	Assignor and Assignee have entered into that certain agreement (“Assignment Agreement”) attached hereto as Exhibit A whereby Assignor assigned all of its right, title and interest in and to the Lease to Assignee.

C.	Assignor and Assignee have requested Landlord’s consent to the Assignment Agreement and the transaction described therein.

D.	Landlord has agreed to give such consent upon the terms and conditions contained in this Consent.

NOW THEREFORE, in consideration of the foregoing recitals which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Assignor and Assignee agree and represent as follows:

1.	Assignment Agreement. Assignor and Assignee hereby represent and warrant that: (a) a true, complete and correct copy of the Assignment Agreement is attached hereto as Exhibit A; and (b) the Assignment Agreement fully assigns all of Assignor’s right, title and interest in the Lease to Assignee (the “Transfer”).

2.	Representations. Assignor hereby represents and warrants that Assignor (i) has full power and authority to assign its entire right, title and interest in the Lease to Assignee; (ii) has not transferred or conveyed its interest in the Lease to any person or entity, collaterally or otherwise; (iii) has full power and authority to enter into the Assignment Agreement and this Consent; and (iv) has assigned the entire Security Deposit, if any, as described in Section of the Lease, to Assignee, and Assignor has full power and authority to do the same. Assignee hereby represents and warrants that Assignee has full power and authority to enter into the Assignment Agreement and this Consent.

EXHIBIT 7-1, PAGE 1

3.	Assumption. Notwithstanding anything to the contrary contained in the Assignment Agreement, Assignee, for itself and its successors and assigns, hereby assumes and agrees to perform and be bound by all of the covenants, agreements, provisions, conditions and obligations of the tenant under the Lease, including but not limited to, the obligation to pay Landlord for all adjustments of rent and other additional charges payable pursuant to the terms of the Lease. Nothing contained in the Assignment Agreement shall be deemed to amend, modify or alter in any way the terms, covenants and conditions set forth in the Lease.

4.	No Release. Nothing contained in the Assignment Agreement or this Consent shall be construed as relieving or releasing the Assignor from any of its obligations under the Lease, and it is expressly understood that Assignor shall remain liable for such obligations notwithstanding the subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease.

5.	Review Fee. Upon Assignor’s execution and delivery of this Consent, Assignor shall pay to Landlord the sum of Dollars ($ ) in consideration for Landlord’s review of the Assignment Agreement and preparation of this Consent.

6.	Landlord’s Consent. In reliance upon the agreements and representations contained in this Consent, Landlord hereby consents to the Transfer. This Consent shall not constitute a waiver of the obligation of the tenant under the Lease to obtain the Landlord’s consent to any subsequent assignment, sublease or other transfer under the Lease, nor shall it constitute a waiver of any existing defaults under the Lease.

7.	Notice Address. Any notices to Assignee shall be effective when served to Assignee at the Premises in accordance with the terms of the Lease. From and after the effective date of the Assignment, notices to Assignor shall be served at the following address: .

8.	Counterparts. This Consent may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

IN WITNESS WHEREOF, Landlord, Assignor and Assignee have executed this Consent on the day and year first above written.

Signed and acknowledged:	LANDLORD:		,
in the presence of:		a(n)

By:

EXHIBIT 7-1, PAGE 2

By:

By:

Name:

Title:
ASSIGNOR:		,

a(n)

By:

Name:

Title:
ASSIGNEE:		,
a(n)
By:

Name:

Title:

EXHIBIT 7-1, PAGE 3

EXHIBIT A

COPY OF ASSIGNMENT AGREEMENT

EXHIBIT 7-1, PAGE 4

EXHIBIT 7-2

LANDLORD CONSENT TO SUBLEASE

THIS LANDLORD CONSENT TO SUBLEASE (“Consent Agreement”) is entered into as of the              day of             , 20    , by and among                                 , a(n)                      (“Landlord”),                                 , a(n)                      (“Sublandlord”), and                                 , a(n)                      (“Subtenant”).

RECITALS:

A.	Landlord (as successor in interest to ), as landlord, and Sublandlord (as successor in interest to ), as tenant, are parties to that certain lease agreement dated ,as amended by instrument(s) dated , and (collectively, the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately rentable square feet (the “Premises”) described as Suite No(s). on the floor(s) of the building commonly known as located at (the “Building”).

B.	Sublandlord and Subtenant have entered into (or are about to enter into) that certain sublease agreement dated attached hereto as Exhibit A (the “Sublease”) pursuant to which Sublandlord has agreed to sublease to Subtenant certain premises described as follows: (the “Sublet Premises”) constituting all or a part of the Premises.

C.	Sublandlord and Subtenant have requested Landlord’s consent to the Sublease.

D.	Landlord has agreed to give such consent upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the Sublease subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

1.	Sublease Agreement. Sublandlord and Subtenant hereby represent that a true and complete copy of the Sublease is attached hereto and made a part hereof as Exhibit A, and Sublandlord and Subtenant agree that the Sublease shall not be modified without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

2.	Representations. Sublandlord hereby represents and warrants that Sublandlord (i) has full power and authority to sublease the Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and

EXHIBIT 7-2, PAGE 1

(iii) has full power and authority to enter into the Sublease and this Consent Agreement. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease and this Consent Agreement.

3.	Indemnity and Insurance. Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the Sublandlord under the Lease with respect to the Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Sublandlord from any such obligations.

4.	No Release. Nothing contained in the Sublease or this Consent Agreement shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the Sublease or this Consent Agreement or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the Sublease, it being understood that Landlord is not a party to the Sublease and, notwithstanding anything to the contrary contained in the Sublease, is not bound by any terms, provisions, representations or warranties contained in the Sublease and is not obligated to Sublandlord or Subtenant for any of the duties and obligations contained therein.

5.	Administrative Fee. Upon Sublandlord’s execution and delivery of this Consent Agreement, Sublandlord shall pay to Landlord the sum of $ in consideration for Landlord’s review of the Sublease and the preparation and delivery of this Consent Agreement.

6.	No Transfer. Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublet Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord may withhold in its sole discretion.

7.	Lease. The parties agree that the Sublease is subject and subordinate to the terms of the Lease, and all terms of the Lease, other than Sublandlord’s obligation to pay [Base Rent], are incorporated into the Sublease. In no event shall the Sublease or this Consent Agreement be construed as granting or conferring upon the Sublandlord or the Subtenant any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Landlord under the Lease, nor shall the Lease be deemed modified in any respect. Without limiting the scope of the preceding sentence, any construction or alterations performed in or to the Sublet Premises shall be performed with Landlord’s prior written approval and in accordance with the terms and conditions of the Lease. It is hereby acknowledged and agreed that any provisions in the Sublease which limit the manner in which Sublandlord may amend the Lease are binding only upon Sublandlord and Subtenant as between such parties. Landlord shall not be bound in any manner by such provisions and may rely upon Sublandlord’s execution of any agreements amending or terminating the Lease subsequent to the date hereof notwithstanding any contrary provisions in the Sublease.

EXHIBIT 7-2, PAGE 2

8.	Parking and Services. Any parking rights granted to Subtenant pursuant to the Sublease shall be satisfied out of the parking rights, if any, granted to Sublandlord under the Lease. Sublandlord hereby authorizes Subtenant, as agent for Sublandlord, to obtain services and materials for or related to the Sublet Premises, and Sublandlord agrees to pay for such services and materials as additional Rent under the Lease upon written demand from Landlord. However, as a convenience to Sublandlord, Landlord may bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Sublandlord from its primary obligation to pay for such services and materials.

9.	Attornment. If the Lease or Sublandlord’s right to possession thereunder terminates for any reason prior to expiration of the Sublease, Subtenant agrees, at the written election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease for the remainder of the term of the Sublease. In the event of any such election by Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Sublandlord more than one month in advance, or any security deposit paid by Subtenant to Sublandlord, unless same has been transferred to Landlord by Sublandlord; (b) liable for any act or omission of Sublandlord under the Lease, Sublease or any other agreement between Sublandlord and Subtenant or for any default of Sublandlord under any such documents which occurred prior to the effective date of the attornment; (c) subject to any defenses or offsets that Subtenant may have against Sublandlord which arose prior to the effective date of the attornment; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord, (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Sublandlord agreed would be transferred to Subtenant or which Sublandlord agreed could be used by the Subtenant during the term of the Sublease, or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Sublandlord to Subtenant under the Sublease. If Landlord does not elect to have Subtenant attorn to Landlord as described above, the Sublease and all rights of Subtenant in the Sublet Premises shall terminate upon the date of termination of the Lease or Sublandlord’s right to possession thereunder. The terms of this Section 9 supercede any contrary provisions in the Sublease.

10.	Payments Under the Sublease. If at any time Sublandlord is in default under the terms of the Lease, Landlord shall have the right to contact Subtenant and require Subtenant to pay all rent due under the Sublease directly to Landlord until such time as Sublandlord has cured such default. Subtenant agrees to pay such sums directly to Landlord if requested by Landlord, and Sublandlord agrees that any such sums paid by Subtenant shall be deemed applied against any sums owed by Subtenant under the Sublease. Any such sums received by Landlord from Subtenant shall be received by Landlord on behalf of Sublandlord and shall be applied by Landlord to any sums past due under the Lease, in such order of priority as required under the Lease or, if the Lease is silent in such regard,

EXHIBIT 7-2, PAGE 3

then in such order of priority as Landlord deems appropriate. The receipt of such funds by Landlord shall in no manner be deemed to create a direct lease or sublease between Landlord and Subtenant. If Subtenant fails to deliver its Sublease payments directly to Landlord as required herein following receipt of written notice from Landlord as described above, then Landlord shall have the right to remove any signage of Subtenant, at Subtenant’s cost, located outside the Premises or in the Building lobby or elsewhere in the Building and to pursue any other rights or remedies available to Landlord at law or in equity.

11.	Excess Rent. If Landlord is entitled to any excess rent (defined below) from Sublandlord pursuant to the terms of the Lease, then, in addition to all rent otherwise payable by Sublandlord to Landlord under the Lease, Sublandlord shall also pay to Landlord the portion of the excess rent to which Landlord is entitled under the Lease, in the manner described in the Lease. As used herein, the “excess rent” shall be deemed to mean any payments from Subtenant under the Sublease which exceed the payments payable by Sublandlord to Landlord under the Lease for the Sublet Premises. Landlord’s failure to bill Sublandlord for, or to otherwise collect, such sums shall in no manner be deemed a waiver by Landlord of its right to collect such sums in accordance with the Lease.

12.	Sublandlord Notice Address. If Sublandlord is subleasing the entire Premises or otherwise vacating the Premises, Sublandlord’s new address for notices to Sublandlord under the Lease shall be as follows: ; and if no address is filled in at the preceding blank (or if a post office box address is used for the preceding blank), then Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease.

13.	Authority. Each signatory of this Consent Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

14.	Counterparts. This Consent Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

15.	Consent and Acknowledgment of Guarantor. Unless the following condition is waived in writing by Landlord, then, at Landlord’s option, this Consent Agreement shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below hereby (a) consent to the Sublease, (b) ratify their guarantee, and (c) agree that their guarantee shall apply to the Lease and continue in full force and effect notwithstanding the Sublease.

[SIGNATURES ARE ON FOLLOWING PAGE]

EXHIBIT 7-2, PAGE 4

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Consent Agreement as of the date set forth above.

WITNESS/ATTEST:	LANDLORD:

, a(n)

	By:	a(n)
=

	By:	, a(n)

Name (print):	Name:

Title:

Name (print):

WITNESS/ATTEST:	SUBLANDLORD:

, a(n)

By:

Name (print):	Name:

Title:

Name (print):

WITNESS/ATTEST:	SUBTENANT:

, a(n)

By:

Name (print):	Name:

Title:

Name (print):

EXHIBIT 7-2, PAGE 5

EXHIBIT 8

ENVIRONMENTAL ASSESSMENT REPORT

Phase 1 Environmental Site Assessment, Project No. BEC 11-108, prepared by Boston Environmental Corporation, dated March 11, 2011.

EXHIBIT 8, PAGE 1

EXHIBIT 9

RULES AND REGULATIONS

733 Concord Avenue, CAMBRIDGE, MA

A.	General

1.	Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. Unless expressly provided for in the Lease and then only with the express permission of the Landlord, access to the roof is not permitted.

2.	Corridor doors, when not in use, shall be kept closed.

3.	Areas used in common by tenants, including the loading dock and the loading vestibule shall be subject to such reasonable regulations as are posted therein.

4.	No companion animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas; provided however, the foregoing restriction shall not apply to any laboratory animals used by Tenant in connection with its research and development activities.

5.	Alcoholic beverages (without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

6.	No firearms or other weapons are permitted in the Common Areas.

7.	No fighting or “horseplay” will be tolerated at any time in the Common Areas.

8.	Tenant shall not cause the need for any additional janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

9.	Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

10.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

11.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation,

EXHIBIT 9, PAGE 1

telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

12.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

13.	Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

14.	Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

15.	The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

16.	Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

17.	Tenant shall cause the Premises to be exterminated per the Lease. Except as included in Landlord’s Services, Tenant shall bear the cost and expense of such pest control services.

18.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

19.	Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, if applicable.

20.	Tenant shall manage its waste removal and janitorial program in a manner acceptable to the Landlord, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse neatly stored in vermin- proof containers for Tenants sole use within the Premises or Landlord designated area until removed with all removal to be performed during non-business hours. Tenant shall not place in any waste receptacle, dumpster, or building compactor any biohazard materials, hazardous material, or other material that cannot be disposed of in the ordinary and customary manner of trash and garbage.

EXHIBIT 9, PAGE 2

21.	Lab operators who travel outside lab space must abide by the “one glove rule” and remove lab coats where predetermined. For the avoidance of doubt, the “one glove rule” is intended to ensure that lab personnel use an ungloved hand to touch common area surfaces.

22.	In order to maximize the safety and effectiveness of first responders who must enter the Premises in emergency, Tenant shall maintain chemical lists and MSDS sheets at readily identifiable and accessible locations at the entrance to each lab area.

23.	Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

B.	Access & Security

1.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2.	Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to landlord at the expiration or earlier termination of this Lease.

3.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4.	Tenant acknowledges that Property security problems may occur which may require the employment of additional security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

5.	Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

EXHIBIT 9, PAGE 3

C.	Shipping/Receiving

1.	Dock areas for the Building including the loading vestibule shall not be used for storage or staging by Tenant.

2.	In no case shall any truck or trailer be permitted to remain in a loading dock area for more than 45 minutes.

3.	There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

5.	Lab operators carrying any lab related materials may only travel within the Premises and to and from the loading dock.

6.	Any dry ice brought into the building must be delivered through the loading dock.

7.	All nitrogen tanks must travel through the loading dock and should never be left unattended outside of the Premises.

D.	Parking

1. Unless otherwise stipulated in the Lease, parking is on an unassigned, non-reserved basis. Tenant shall park in conformity with all signs and other markings and will honor all reserved and handicap parking spaces.

2. Parking of any trailers, trucks, motor homes, or unregistered vehicles in the parking areas is prohibited.

3. Vehicles may not be stored in the Parking Spaces, however, overnight parking shall be permitted with notice to the Management Company.

4. Washing, maintenance and repair of motor vehicles in the Parking Spaces is expressly prohibited. Disabled vehicles shall be removed within forty-eight (48) hours.

E.	Moving

1. Tenant shall provide Landlord with reasonable notice of move in and/or move out of equipment and/or furniture. In the case of move out or removals, Tenant shall provide notice in writing.

2. Moving shall be performed during normal business hours unless otherwise approved by Landlord. Tenant will be responsible for any additional costs incurred by Landlord for after business hours use.

3. Certificate of insurance shall be provided by Tenant’s contractor naming Landlord and Landlord’s managing agent as additional insureds.

4. Tenant shall cause its moving contractor to provide protection to all Common Area floors and walls. All dollies and handcarts must be equipped with rubber wheels. Tenant’s

EXHIBIT 9, PAGE 4

moving contractor shall be responsible for the off-site removal of any boxes, padding, and other associated trash from the common areas. Disposal of trash from moving shall not be permitted in the Building dumpster or compactor.

EXHIBIT 9, PAGE 5

EXHIBIT 10

FORM OF NOTICE OF LEASE

NOTICE OF LEASE

733 Concord Avenue

Cambridge, Massachusetts

Pursuant to Section 4 of Chapter 183 of the General Laws of Massachusetts, notice is hereby given of the following described lease (the “Lease”):

LEASE EXECUTION DATE:	March , 2015

LANDLORD:	KING 773 CONCORD LLC, a Delaware limited liability company, whose address is c/o King Street Properties 200 CambridgePark Drive, Cambridge, MA 02140, Attention: Stephen D. Lynch

TENANT:	WAVE LIFE SCIENCES USA, INC., a Delaware corporation, whose address is 419 Western Avenue, Boston, Massachusetts 02135 Attention: Paul B. Bolno ad Kyle Moran

PROPERTY:	The land described in Exhibit A attached hereto and depicted on Exhibit B attached hereto (the “Land”), now commonly known as 733 Concord Avenue, Cambridge, Massachusetts, including the building (the “Building”) in which the Premises are located, together with other improvements thereon and other areas used from time to time for driveways, landscaping and parking for the Building.

PREMISES:	An area on the first (1st) floor of the Building, containing approximately 25,911 rentable square feet, and an area on the mezzanine level of the Building, containing approximately 4,982 rentable square feet, depicted as the Premises and Mezzanine Premises respectively on Exhibit C and Exhibit C-1 attached hereto.

TERM COMMENCEMENT DATE:	The earlier of:

(i) the date that Tenant first commences to use the Premises, or any portion thereof, for any Permitted Use, or

(ii) the later of: (x) August 15, 2015, or (y) Substantial Completion of Landlord’s Work, as defined in the Lease.

EXHIBIT 10, PAGE 1

The parties estimate that the Term Commencement Date will occur on or about the August , 2015.

EXPIRATION DATE:	The date that is seven (7) years and six (6) months after the Term Commencement Date, except that if the Term Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the date which is seven (7) years and six (6) months following the Term Commencement Date occurs

RENEWAL:	Tenant may extend the Lease Term for one (1) additional period of five (5) years each in accordance with Section 1.2 of the Lease.

PARKING:	During the Term, Landlord shall, subject to the terms of the Lease make available up to eighty (81) surface parking spaces for Tenant’s exclusive use located in the surface parking area serving the Property.

ROOFTOP USE:	During the Term, Tenant shall have the right to use a portion of the Rooftop Premises of the Building in the location shown on Exhibit 1C in the Lease

NAME OF BUILDING:	In no event shall the name of the Building be changed, during the Term of this Lease, to be the name of another tenant of the Building.

FAÇADE SIGNAGE:	Landlord covenants and agrees that, so long as the Facade Signage Conditions in the Lease are satisfied, then there shall be no other signage permitted on the south facing wall of the Building.

This Notice of Lease is executed only for the purpose of giving notice of the existence of the Lease and is not intended to modify, expand or reduce any of the rights of Landlord and Tenant as set forth in the Lease. All terms not otherwise defined herein shall have the meanings set forth in the Lease.

[The balance of this page has been intentionally left blank.]

EXHIBIT 10, PAGE 2

EXECUTED under seal as of March     , 2015.

LANDLORD:	TENANT:

KING 773 CONCORD LLC,	WAVE LIFE SCIENCES USA, INC.,
By: KING STREET PROPERTIES INVESTMENTS, LLC, its Manager	a Delaware corporation

By:
Name:
By:			Title:
	Name: Thomas Ragno			Hereunto Duly Authorized
Title: A Manager

EXHIBIT 10, PAGE 3

COMMONWEALTH/STATE OF

County of                             , ss.

On this          day of                     , 2015, before me, the undersigned Notary Public, personally appeared the above-named Thomas Ragno, proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatory, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by him/her voluntarily for its stated purpose, as the a Manager of KING STREET PROPERTIES INVESTMENTS, LLC, acting as Manager of KING 773 CONCORD LLC.

Notary Public

Printed Name:

My commission expires:

COMMONWEALTH/STATE OF

County of                                     , ss.

On this          day of                     , 2015, before me, the undersigned Notary Public, personally appeared the above-named                                                      , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatory, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by him/her voluntarily for its stated purpose, as the                                                       of WAVE LIFE SCIENCES USA, INC.

Notary Public

Printed Name:

My commission expires:

EXHIBIT 10, PAGE 4

EXIHIBT A

Description of Landlord’s Property

LEGAL DESCRIPTION

The land at 733 Concord Street, Cambridge, Middlesex County, Massachusetts, consisting of two parcels of land:

PARCEL1:

Being shown as Lot 7 on Land Court Plan No. 7191U, dated December 3, 1952, a copy of which is filed with the Middlesex South District Registry of the Land Court with Certificate of Title No. 77364.

PARCEL 2:

Being shown as Lot 25 and Lot 29 on Land Court Plan No. 7191-3, dated July 22, 1960, a copy of which is filed with the Middlesex South District Registry of the Land Court with Certificate of Title No. 102747.

TOGETHER with the benefit of rights set forth in a Deed from Jean D. Balkin, dated January 31, 1949, filed with said Registry District as Document No. 227978.

TOGETHER with the right to use the whole of Smith Place shown on said plan in common with others entitled thereto, as to Lots 7 and 29.

TOGETHER with the right to use Lots 10, 11 and 12 shown on a plan filed in Registration Book 516, Page 481, in common with others having like rights therein, said right as appurtenant to Lot 25, being set forth in a Deed from Julia T. Corkery, dated December 28, 1954, filed with said Registry District as Document No. 289672, as to Lot 25.

TOGETHER with the benefit of the right to use the “Way” shown as Lot 26 on a plan filed in Registration Book 643, Page 197, as set forth in a Deed from Haskell Cohn, et als, dated October 10, 1960, filed with said Registry District as Document No. 360534, as to Lot 25.

Being the same premises conveyed to King 733 Concord LLC by Quitclaim Deed dated May 11, 2011, filed with said Registry District as Document No. 1566113 and noted on Certificate of Title No. 248720, Book 1399, Page 99.

EXHIBIT 10, PAGE 5

EXHIBIT B

Plan of Landlord’s Property

EXHIBIT 10, PAGE 6

EXHIBIT C

Plan of the Premises

EXHIBIT 10, PAGE 7

EXHIBIT C-1

Plan of Mezzanine Premises

EXHIBIT 10, PAGE 8

EXHIBIT 11

TENANT WORK INSURANCE SCHEDULE

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities, as applicable, each required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages on a primary and non-contributory basis:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above; provided, however, for earthquake and flood coverage, rather than full replacement cost, the coverage shall be in amounts as then commercially available. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a)	General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and through completion of construction for the relevant project, a General Liability insurance policy, covering bodily injury, personal injury and property damage, with limits to include a $1,000,000 limit for contractual liability coverage as may be commercially available in standard General Liability insurance policies and adding Landlord and Landlord’s managing agent as additional insured as respects the project during construction. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement or its equivalent, showing Landlord as an additional insured to the General Contractor’s policy.

(b)	Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c)	Workers Compensation	Statutory Limits
	Employers Liability	$1,000,000 each accident
$1,000,000 each employee
$1,000,000 policy limit

EXHIBIT 11, PAGE 1

General Contractor shall endeavor to cause any and all sub-contractors with contracts to perform work at the Premises in excess of $25,000 to maintain equal limits of coverage for Workers Compensation/EL, Auto Liability, and primary Commercial General Liability insurance and collect insurance certificates verifying same.

(d)	Umbrella/Excess Liability	$3,000,000 per occurrence
$3,000,000 aggregate

Tenant shall require General Contractors’ Commercial General Liability/Umbrella insurance policy(ies) include Landlord and Landlord’s managing agent as additional insureds, and shall include a primary non-contributory provision.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured), as applicable, shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 11 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A minus and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, and prior to commencement of the Tenant/contractor work.

EXHIBIT 11, PAGE 2

EXHIBIT 12

TENANT’S RIGHT OF FIRST OFFER

1. Definition of ROFO Premises: The “ROFO Premises” consist of any portion of the rentable area of the Building which is not included in the Premises initially leased to Tenant. The ROFO Premises are vacant and unencumbered by any leases or occupancy agreements as of the Execution Date of this Lease. Tenant’s Right of First Offer shall apply to any portion of the ROFO Premises only after Landlord, in Landlord’s bona fide business judgment, determines that such portion of the ROFO Premises will become available for lease to Tenant, i.e.: (i) the term of the lease of Landlord’s lease with the initial tenant (“Initial Tenant”) of such portion of the ROFO Premises will terminate, (ii) the Initial Tenant of such portion of the ROFO Premises (as well as anyone claiming by, through, or under such Initial Tenant) will be vacating the ROFO Premises, and (iii) Landlord intends to offer such portion of the ROFO Premises for lease to a third party. Landlord hereby agrees that the term of the lease of the Initial Tenant of any portion of the ROFO Premises shall, by its terms, expire not earlier than the date three (3) years after the Commencement Date nor later than the date six (6) years after the Commencement Date.

2. Prior Rights in ROFO Premises: The “Prior Rights in ROFO Premises” shall be defined as: (i) the right of any tenant of any portion of the ROFO Premises, other than an Initial Tenant, as defined in Section 1 above, to exercise any extension or renewal option under its lease, and (ii) Landlord’s right to enter into an agreement, with any tenant of any portion of the ROFO Premises, , other than an Initial Tenant, as defined in Section 1 above, extending or renewing such tenant’s lease of such portion of the ROFO Premises, whether or not such tenant’s lease contains an extension or renewal option.

3. Conditions to Right of First Offer: Tenant shall be deemed to have failed to satisfy the “Conditions to Right of First Offer” if any of the following occur:

(a) Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver an Offer, as hereinafter defined, to Tenant to lease such ROFO Premises; or

(b) more than seventy (70%) percent, in the aggregate, of the rentable floor area of the Premises will be sublet (other than to an Affiliated Entity or (other than to an Affiliated Entity and/or a Successor, as defined in Section 13.7 of the Lease) at the projected commencement date of the term of the Lease with respect to such ROFO Premises; or

(c) the Lease has been assigned (other than to an Affiliated or a Successor) prior to the date Landlord would otherwise deliver the Advice.

4. Procedures Relating to the Offer of each ROFO Premises. Provided that Tenant satisfies all of the applicable ROFO Conditions at the time that Landlord would otherwise be required to provide an Offer, as hereinafter defined, to lease a ROFO Premises to Tenant, Tenant shall have ongoing right of first offer (“Right of First Offer”) to lease any ROFO Premises when it becomes available for lease to Tenant during the term of the Lease, as it may be

EXHIBIT 12, PAGE 1

extended. However, Tenant’s Right of First Offer shall be subject and subordinate to any Prior Rights in ROFO Premises with respect to such ROFO Premises. At such time as any portion of the ROFO Premises becomes available for lease to Tenant, Landlord shall, prior to offering to lease any ROFO Premises to any third party, give Tenant a written offer (“Offer”) to lease such portion of the ROFO Premises to Tenant. An Offer shall set forth: (i) a description of the portion of the ROFO Premises in question, (ii) the rental and other economic terms on which Landlord is willing to enter into a lease of such portion of the ROFO Premises with Tenant, (iii) the estimated Term Commencement Date with respect to such portion of the ROFO Premises, (iv) the term of the Lease which would be applicable to such portion of the ROFO Premises, and (v) any other terms applicable to Tenant’s demise of such portion of the ROFO Premises.

5. Acceptance of Offer. Tenant shall, within ten (10) business days of its receipt of such Offer, give written notice (“Tenant’s Response”) either: (a) accepting such Offer, or (b) rejecting such Offer. Tenant’s failure timely to give a Tenant’s Response shall conclusively be deemed to be a rejection of Landlord’s Offer. If Tenant does not timely accept such Offer, Tenant shall no further right to lease the ROFO Premises in question, unless:

(i) Landlord does not enter into a lease of such ROFO Premises within nine (9) months (“Marketing Period”) after the date (“Rejection Date”) that Tenant either declines to accept such Offer or does not timely respond to such Offer, provided however, that the Marketing Period shall be extended to one (1) year after the Rejection Date if, as of the date nine (9) months after the Rejection Date, Landlord has executed a letter of intent and has prepared a lease and is then in good faith negotiations of such lease with a prospective Tenant of such ROFO Premises, or

(ii) such portion of the ROFO Premises again becomes available for lease to Tenant after the expiration or termination of the term of Landlord’s lease with the next tenant (“Successor Tenant”) to lease such portion of the ROFO Premises (the parties hereby agreeing that, in such event, the term “available for lease to Tenant” shall have the same definition as set forth in Section 1 of this Exhibit 12, except that the Successor Tenant of such portion of the ROFO Premises shall be substituted for the Initial Tenant of such portion of the ROFO Premises.

Tenant must exercise its Right of First Offer with respect to the entirety of the ROFO Premises offered to Tenant.

6. Terms for ROFO Premises. The terms of Tenant’s demise of any ROFO Premises shall be upon the terms of the Offer, and upon all of the same terms and conditions of the Lease to the extent not inconsistent with the Offer.

7. Offering Amendment. If Tenant exercises its Right of First Offer, the parties shall execute a confirmatory amendment (the “Offering Amendment”) reflecting the addition of the ROFO Premises in question to the Premises on the terms set forth above. However, an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

EXHIBIT 12, PAGE 2

EXHIBIT 13

TENANT’S EXTERIOR SIGNAGE

EXHIBIT 13, PAGE 1